Exhibit 10.2

AMENDED AND RESTATED
GROUND LEASE

Between

SKRMETTA MS, LLC

as Landlord

and

BTN, INC.,
as Tenant

AMENDED AND RESTATED GROUND LEASE
Between SKRMETTA MS, LLC,
as Landlord,
and BTN, INC., as Tenant

i

2.10	Leased Property	11
ARTICLE 3 RENT		12
3.1	Rent	12
3.2	Payment of Rent	12
3.3	Audits	12
3.4	Last Year’s Rent	12
3.5	Lump Sum Payment	12
3.6	Supplemental Rent Payment	13
ARTICLE 4 PAYMENT OF IMPOSITIONS AND UTILITY CHARGES		13
4.1	Impositions	13
4.2	Apportionment	13
4.3	Right to Contest	13
4.4	Utility Charges	14
ARTICLE 5 USE		14
5.1	Permitted Use	14
5.2	Compliance with Law	14
5.3	Waste	14
5.4	Required Gaming Operations	14
ARTICLE 6 IMPROVEMENTS		15
6.1	Construction of Improvements	15
6.2	Demolition of Improvements and Construction of New Improvements	15
6.3	Permits and Easements	15
6.4	Ownership of Improvements	16
6.5	Removal of Trade Fixtures	16
ARTICLE 7 MECHANICS’ LIENS		17
7.1	Mechanics’ Liens	17
7.2	Contests	17
ARTICLE 8 INSURANCE AND INDEMNITY		17
8.1	Required Insurance	17
8.2	Required Terms	18
8.3	Partial Release of Liability and Waiver of Subrogation	18
8.4	Indemnity	18
8.5	Business Interruption Insurance	18
ARTICLE 9 MAINTENANCE, REPAIR, AND RESTORATION OF DAMAGE		18
9.1	Tenant’s Duty to Maintain and Repair	18
9.2	Tenant’s Duty to Restore Insured Damage to Improvements	19
9.3	Tenant’s Option Following Damage to the Improvements Near the End of the Lease Term and/or Following Uninsured Damage to the Improvements	19
9.4	Insurance Proceeds	20
9.5	Interruption of Gaming Operations	20
ARTICLE 10 CONDEMNATION		21
10.1	Definitions	21
10.2	Total Taking	22
10.3	Partial Taking	22
10.4	Temporary Taking	22
10.5	Apportionment of Award	22

10.6	General	23
ARTICLE 11 DEFAULT AND REMEDIES		23
11.1	Events of Tenant’s Default	23
11.2	Landlord’s Remedies	24
11.3	Landlord’s Default and Tenant’s Remedies	24
ARTICLE 12 TERMINATION		25
12.1	Surrender on Termination	25
12.2	Recognition of Tenant’s Subtenants	26
12.3	Removal of Trade Fixtures	26
12.4	Tenant’s Quitclaim	26
ARTICLE 13 ASSIGNMENT AND SUBLETTING		26
13.1	Assignment by Tenant	26
13.2	Permitted Assignee Defined	27
13.3	Subletting	27
ARTICLE 14 TRANSFER OF PREMISES BY LANDLORD		27
14.1	Transfer by Landlord	27
14.2	Tenant’s Right of First Refusal:	28
ARTICLE 15 LEASEHOLD MORTGAGES		29
15.1	Right to Encumber Tenant’s Estate:	29
15.2	Notice	30
15.3	Leasehold Mortgagee’s Rights and Obligations Prior to Foreclosure	30
15.4	Termination	30
15.5	Leasehold Mortgagee’s Rights and Obligations following a Foreclosure	31
15.6	Non-Liability of Leasehold Mortgagee	32
15.7	No Restriction on Assignment	32
15.8	New Lease	32
15.9	Covenant of Cooperation	33
15.10	No Amendment	33
15.11	No Merger	33
15.12	Certain Obligations of Leasehold Mortgagee in Possession	33
15.13	Designees and Nominees	33
15.14	Tenant’s Rejection of Lease in Bankruptcy	34
ARTICLE 16 ENVIRONMENTAL		35
16.1	Landlord’s Representations	35
16.2	Covenant to Comply with Environmental Laws	35
16.3	Tenant Indemnity	35
16.4	Landlord Obligations:	36
16.5	Definition of Environmental Laws	37
16.6	Definition of Hazardous Material	37
16.7	Exclusive Provisions	38
ARTICLE 17 GENERAL PROVISIONS		38
17.1	Estoppel Certificates	38
17.2	Holding Over	38
17.3	Notices	38
17.4	Attorney’s Fees	39
17.5	No Merger	39

17.6	Arbitration	39
17.7	Quiet Enjoyment	40
17.8	No Partnership	40
17.9	Captions	40
17.10	Duplicate Originals; Counterparts	40
17.11	Time of the Essence	40
17.12	Severability	40
17.13	Interpretation	41
17.14	Successors Bound	41
17.15	No Waiver	41
17.16	Covenant of Fair Dealing	41
17.17	Delays	41
17.18	Integration	41
17.19	Memorandum of Lease	42
17.20	Limit on Tenant’s Liability	42
17.21	Limit on Landlord’s Liability	42

Exhibit “A” - Legal Description of Demised Premises
Exhibit “A-1” - Plan of the Waterfront Area
Exhibit “B” - Initial Acquisition Property
Exhibit “C” - Permitted Exceptions
Exhibit “D” - Existing Leases
Exhibit “E” - Memorandum of Lease

AMENDED AND RESTATED
GROUND LEASE

THIS GROUND LEASE is made as of the last date executed by any party hereto (the “Execution Date”) but intended to be effective as of the Effective Date (as defined below), by and among SKRMETTA MS, LLC, an Mississippi limited liability company (“Landlord”), and BTN, INC., a Mississippi corporation (“Tenant”).

BACKGROUND

Raphael Skrmetta, an individual (“Skrmetta”) and Mississippi-I Gaming, L.P., a Mississippi limited partnership (“Former Tenant”) entered into a certain Ground Lease dated October 19, 1993, as amended on October 19, 1993, November 2, 1993 and June 12, 2000 (collectively, the “Prior Lease”), by and through which Skrmetta leased to Former Tenant all that certain real property described below as Premises.

On or about August, 2000 (the “Assignment Date”), Former Tenant assigned all of its right, title and interest in and to the Premises and any and all Improvements (as defined below) located on the Premises to Tenant and Tenant assumed all of Former Tenant’s obligations under the Prior Lease accruing after and relating to the period from and after the Assignment Date.

Prior to the Execution Date, Skrmetta transferred one-half of his right, title and interest in and to the Premises to Alfreda D. Skrmetta, and then, for himself and as curator for Alfreda D. Skrmetta, immediately conveyed all of the right, title and interest in and to the Premises to Landlord, Landlord having been determined by the Mississippi Gaming Commission to be suitable.

Landlord and Tenant desire to amend and restate the Prior Lease in its entirety to incorporate certain amendments and additions thereto as agreed by Landlord and Tenant.

NOW, THEREFORE, Landlord and Tenant, for and in consideration of the Premises and the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, agree to amend and restate the Prior Lease in its entirety (such amended and restated Prior Lease hereinafter referred to as the “Lease”).

ARTICLE 1

DEFINITIONS

1.1           Adjusted Gaming Win:  As used herein, the term “Adjusted Gaming Win” shall mean, for the applicable period, the positive difference, if any, derived by subtracting from the Gross Gaming Win all federal, state and local gaming taxes and fees paid by Tenant during the applicable period related to Tenant’s Gaming Operations within the Gaming Site during such period.

1.2           After Acquired Property:  As used herein, the term “After Acquired Property” shall mean any property acquired or leased by Landlord within the Waterfront Area, including, but not limited to the Initial Acquisition Property, property acquired by Landlord pursuant to Section 2.5 of this Lease and property acquired or leased by Landlord pursuant to Section 2.9 of this Lease.

1.3           Affiliate of Tenant:  As used herein, the term “Affiliate of Tenant” shall mean (i) any person or entity who directly or indirectly owns five percent (5%) or more of the stock, partnership or other beneficial interest in Tenant, if Tenant is a corporation, partnership or other entity, (ii) any corporation, partnership or other entity of which five percent (5%) or more of the stock, partnership or other beneficial interest or which is owned directly or indirectly by Tenant, and (iii) any corporation, partnership or entity of which five percent (5%) or more of the stock, partnership or other beneficial interest is owned directly or indirectly by any person or entity that owns five percent (5%) or more of the stock, partnership or other beneficial interest of Tenant, if Tenant is a corporation, partnership or other entity.

1.4           Barge:  As used herein, the term “Barge” shall mean any gaming vessel, structure or floating platform that is temporarily or permanently moored in the Tidelands Property, including any ingress or egress platforms, gang planks or other systems that are attached to such vessel, structure or platform and provide permanent egress from such vessel, structure or platform to land.  Barge shall not include any dock or pier that was constructed by Skrmetta on or adjacent to the Premises.

1.5           Building Service Equipment:  As used herein the term “Building Service Equipment” shall mean all fixtures, machinery, equipment and personal property (excluding Trade Fixtures) used in the operation and maintenance of the Improvements.

1.6           Commencement Date: As used herein, the term “Commencement Date” shall mean the Effective Date.

1.7           Effective Date:  As used herein, the term “Effective Date” shall mean January 1, 2007.

1.8           Existing Lease:  As used herein, the term “Existing Lease” shall mean one or more of the leases described on Exhibit “D” attached hereto and incorporated herein.

1.9           Force Majeure Event:  As used herein, the term “Force Majeure Event” shall mean an act of God, labor stoppage, job action or strike, material shortage, adverse weather conditions, including, but not limited to hurricane or tropical storm.

1.10         Gaming Operations:  As used herein, the term “Gaming Operations” shall mean gaming machines, gaming tables, poker tables, or any other type of gaming game format, in any combination, as defined, approved and regulated by the Mississippi Gaming Commission.

1.11         Gaming Site:  As used herein, the term “Gaming Site” shall mean, collectively, the Premises, Tidelands Property and all Leased Property located within the Waterfront Area.

1.12         Gross Gaming Win:  As used herein, the term “Gross Gaming Win” shall mean, for the period in question, adjusted gross revenue generated from Gaming Operations within the Gaming Site, as reported on the monthly gaming revenue reconciliation returns filed with the Mississippi State Tax Commission.

1.13         Improvements:  As used herein, the term “Improvements” shall mean all improvements (including, without limitation, the Improvements described in Section 6.1), structures, buildings, interior improvements, landscaping, paving, pipes, conduits, roads, walkways, fixtures, fencing, on-site utility lines, and all apparatus, machinery, devices, fixtures, appurtenances, and equipment (excluding Trade Fixtures, as defined in Section 1.27), and all alterations and additions thereto and replacements thereof which have been erected by Skrmetta or Prior Tenant or which have been or may be erected or installed on the Premises by the by Tenant whether before or after the Effective Date, regardless of how such Improvements are affixed to the Premises.  The term “Improvements” shall not include any Barge or any gaming equipment or other personal property of Tenant, which shall be and remain at all times the sole personal property of Tenant.

1.14         Initial Acquisition Property:  As used herein, the term “Initial Acquisition Property” shall mean that certain real property described in Exhibit “B” attached hereto and made a part hereof.

1.15         Landlord’s Estate:  As used herein, the term “Landlord’s Estate” shall mean all of Landlord’s right, title and interest in, under and to this Lease and the Property.

1.16         Lease Term:  As used herein, the term “Lease Term” shall mean the term of this Lease as described in Section 2.3.

1.17         Lease Year:  As used herein, the term “Lease Year” shall mean (i) the period from the Commencement Date through and including December 31 of the then current year, (ii) each complete, successive twelve (12) month period thereafter during the Lease Term, and (iii) the period commencing January 1 immediately following expiration of the final complete twelve (12) month Lease Year during the Lease Term and continuing through and including the final day of the Lease Term.

1.18         Leased Property:  As used herein, the term “Leased Property” shall mean the property leased by Tenant pursuant to the Existing Leases or pursuant to any New Lease.

1.19         New Lease:  As used herein, the term “New Lease” shall mean any lease entered into between Tenant and the owner, other than Landlord, of any upland property within the Waterfront Area.

1.20         Premises:  As used herein, the term “Premises” shall mean that certain real property, the southerly parcel of which is commonly known as 676 Bayview Avenue, Biloxi, Harrison County, Mississippi, as more particularly described on Exhibit “A” attached hereto and made a part hereof, together with (i) all buildings, structures and improvement existing on such real property as of October 31, 1993, (ii) all easements, licenses, rights and privileges appurtenant thereto (including, without limitation, all right, title and interest of Landlord in, under and to the land lying in the streets and roads abutting such real property to the central lines thereof), (iii) any dock or pier that was constructed by Landlord on or adjacent to the Premises as of October 19, 1993, (iv) the and (iv) any After Acquired Property added to the Premises.  The term “Premises” shall not include the Improvements or any Barge (which are the exclusive property of Tenant) or any rights to minerals lying beneath the surface of such real property (but Landlord shall have no right to extract any minerals from the surface of the Premises without Tenant’s prior written consent in Tenant’s sole and absolute discretion).  For purposes of this Lease, whenever the term “Premises” is used herein it shall mean and include the Initial Acquisition Property from and after the date such property is acquired by Landlord pursuant to Section 2.2 below and all After Acquired Property from and after the date such property is acquired or leased by Landlord or any Landlord party pursuant to Sections 2.5 or 2.9 below.

1.21         Prime Rate:  As used herein, the term “Prime Rate” shall mean the prime rate as published in the Wall Street Journal on the relevant financing closing date.

1.22         Property:  As used herein, the term “Property” shall mean the Premises and the Improvements.

1.23         Tenant’s Estate:  As used herein, the term “Tenant’s Estate” shall mean all of Tenant’s right, title and interest in, under and to this Lease and the Property.

1.24         Tidelands Property:  As used herein, the term “Tidelands Property” shall mean the total area of Tidelands Area (as defined in Section 2.8 below) and New Tidelands Area (as defined in Section 2.8 below) leased by Tenant pursuant to a Tidelands Lease or a New Tidelands Lease.

1.25         Trade Fixtures:  As used herein, the term “Trade Fixtures” shall mean anything affixed to the Property by Tenant or any subtenant, licensee or invitee thereof for purposes of trade, manufacture, ornament or commercial use, if the removal thereof can be effected without irreparable injury to the Property.

1.26         Waterfront Area:  As used herein, the term “Waterfront Area” shall mean and refer to the land shaded in blue and light blue on Exhibit “A-1” attached hereto and incorporated herein.

ARTICLE 2

DEMISE, POSSESSION, TERM, OPTIONS TO EXTEND

2.1           Demise of Premises:  Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises for the Lease Term upon the terms and conditions contained in this Lease.  Tenant’s lease of the Premises shall be subject only to those exceptions to Landlord’s fee title described on Exhibit “C” attached hereto and made a part hereof (the “Permitted Exceptions”).  Landlord warrants and represents to Tenant that Landlord is the owner in fee simple absolute of the Premises free and clear of any liens, encumbrances, leases, rights of use or occupancy or any other rights or privileges, other than the Permitted Exceptions.

2.2           Acquisition of the Initial Acquisition Property by Landlord:  Within sixty (60) days from the Execution Date, Landlord shall acquire the Initial Acquisition Property on the following terms:

A.            The purchase price shall be $12,800,000.

B.            Title to the Initial Acquisition Property shall be good and marketable, subject only to the terms, covenants and conditions of any applicable Tidelands Lease and those easements, covenants and restrictions reasonably acceptable to Landlord.  If there are any mortgages recorded against the Initial Acquisition Property that Tenant does not intend to cause such mortgages to be released or discharged upon the sale of the Initial Acquisition Property, Tenant shall cause such mortgages to be converted to Leasehold Mortgages, such mortgages to be subordinated to any purchase money mortgage given by Landlord to either a third party lender or Tenant pursuant to Section 2.2C(i) or Section 2.2D(i), as applicable, below.

C.            Landlord may finance the acquisition through financing from third party lending sources, on those terms and conditions acceptable to such lending source, provided, however, that the following shall apply:

(i)            Any mortgage(s) given by Landlord to secure any loan shall only encumber Landlord’s fee title to or leasehold interest in the Initial Acquisition Property and not Tenant’s Estate or title to the Improvements or Tenants Trade Fixtures or personal property.
(ii)           In no event shall Landlord obtain a mortgage from any party that would jeopardize Tenant’s gaming license and any and all such lenders shall be subject to all suitability and other requirements existing under the applicable gaming regulations.
(iii)          Any such Lender shall execute and deliver to Tenant a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to Tenant and such lender.

(iv)          Immediately following settlement on such financing, Landlord shall give Tenant a copy of any mortgage or other security document recorded or filed against the Initial Acquisition Property and/or the Premises or any part thereof.

D.            Landlord, at Landlord’s option may finance the acquisition through Rent credits determined as follows:

(i)            the aggregate net purchase price to be financed shall accrue interest at the floating rate of the Prime Rate plus three percentage points per annum.  Such obligation shall be evidenced by a promissory note and secured by a mortgage/deed of trust (collectively, the “Loan Documents”), which shall be recorded against the Initial Acquisition Property, and which shall include all remedies available to a commercial lender to secure repayment of the loan.
(ii)           While this Lease remains in full force and effect, Tenant shall receive a credit against Rent due under this Lease equal to forty percent (40%) of the monthly Rent payable pursuant to Section 3.1 below, which amount shall be credited against interest and principal due under the Loan Documents until all accrued and unpaid interest and all principal due under the Loan Documents is paid in full, at which time Rent with no credit shall be due and payable pursuant to Section 3.1 below, subject to the terms of this Lease.  The Loan evidenced by the Loan Documents may be pre-paid at any time without any prepayment penalty.
(iii)          If this Lease terminates prior to payment to Tenant of the full amount due under the Loan Documents, Landlord shall make payments of principal and interest monthly in the same amount as if the Rent credit calculated pursuant to Section 2.2D(ii) above were still in full force and effect, until the total of all principal and accrued interest due under the Loan Documents is paid in full; provided, however, that if such Lease termination occurs as a result of Tenant exercising its affirmative right to terminate as specifically permitted under this Lease, Landlord shall have the right to stay the payment of principal and interest accruing under the Loan Documents for a period of no more than twelve (12) months from the date of Lease termination in order to sell the Initial Acquisition Property, in which event the full amount of outstanding principal and accrued interest shall be paid in full at the settlement of such sale, or relet the Premises, in which event, upon the earlier of either the commencement of rental payments under such new lease or the thirteenth month following the Lease termination date, payments of principal and interest under the Loan Documents shall recommence.

E.             Closing costs for this transaction shall be borne by the party customarily bearing such costs in real estate transactions in Biloxi, Harrison County, Mississippi.

F.             At the settlement, Landlord and Tenant shall execute and deliver an amendment to this Lease amending the description of the Premises to be the Premises as described in Exhibit “A” attached hereto and the Initial Acquisition Property.  Landlord warrants and represents to Tenant that, following the acquisition of the Initial Acquisition Property, Landlord will be the owner in fee simple absolute of the Premises as then described, free and clear of any liens, encumbrances, leases, rights of use or occupancy or any other rights or privileges, other than this Lease.  From and after the settlement, the Initial Acquisition Property that is owned by Landlord and that is incorporated into the definition of “Premises” pursuant to this Section 2.2F shall be subject to the terms, covenants and conditions of this Lease, including, but not limited to, being subject to Rent pursuant to Section 3.1 below.

2.3           Term:  The term of this Lease shall be for eighty-six (86) years commencing on the Commencement Date and ending at midnight on the eighty-sixth (86th) anniversary of the Commencement Date or upon the sooner termination of this Lease according to its terms, whichever first occurs.

2.4           Possession:  Possession of the Premises has been delivered by Landlord to Tenant, free and clear of all tenancies or occupants (other than the rights of Tenant under the Prior Lease).  Tenant is hereby entitled to exercise all of the rights and privileges of the tenant under this Lease (including, without limitation, the preparation of the Premises for the conduct of Tenant’s continued Gaming Operations, including the demolition, alteration and construction of improvements in accordance with Article 6).  Tenant shall indemnify and hold Landlord harmless from and against all losses, costs, claims and damages (including attorneys’ fees) arising from or relating in any manner to Tenant’s possession, occupancy and use of the Premises from and after the Effective Date.

2.5           Additions to the Premises:

A.            If Tenant desires to acquire any part of the Waterfront Area, from time to time, in one or more transactions, Tenant shall have the right to do so; provided, however, that if Tenant, in Tenant’s sole and absolute discretion, desires to develop a facility in which gaming operations will be conducted on such portion of the Waterfront Area, whether or not such development is an expansion of the Improvements on the Premises, Tenant shall engage Landlord in good faith discussions and negotiations whether Landlord, in Landlord’s sole discretion, will acquire such property from Tenant.  If, based on such discussions and negotiations, Landlord decides not to acquire such property, such property shall not be included in the Premises or the Gaming Site.  If, based on such discussions and negotiations, Landlord decides to acquire such property, the following shall apply:

(i)            Landlord shall be obligated to acquire the parcel from Tenant at Tenant’s cost, not to exceed the fair market value of the parcel as set forth in an appraisal of such parcel prepared by an independent appraiser indicating the fair market value of the parcel (the “Appraisal”).
(ii)           Landlord may finance the acquisition of the through financing from third party lending sources, on those terms and conditions acceptable to such lending source, provided, however, that the following shall apply:
(a)           Any mortgage(s) given by Landlord to secure any loan shall only encumber Landlord’s fee title to or leasehold interest in the specific parcel acquired by Landlord in this specific transaction and not Tenant’s Estate or title to the Improvements or Tenants Trade Fixtures or personal property.

(b)           In no event shall Landlord obtain a mortgage from any party that would jeopardize Tenant’s gaming license and any and all such lenders shall be subject to all suitability and other requirements existing under the applicable gaming regulations.
(c)           Any such Lender shall execute and deliver to Tenant a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to Tenant and such lender.
(d)           Immediately following settlement on such financing, Landlord shall give Tenant a copy of any mortgage or other security document recorded or filed against the After Acquired Property and/or the Premises or any part thereof.
(iii)          Landlord, at Landlord’s option may finance the acquisition of the parcel through Rent credits determined as follows:
(a)           the aggregate net purchase price to be financed shall accrue interest at the floating rate of the Prime Rate plus three percentage points per annum.  Such obligation shall be evidenced by a promissory note and secured by a mortgage/deed of trust (collectively, the “Loan Documents”), which shall be recorded against the After Acquired Property, and which shall include all remedies available to a commercial lender to secure repayment of the loan.
(b)           While this Lease remains in full force and effect, Tenant shall receive a credit against Rent due under this Lease equal to forty percent (40%) of the monthly Rent payable pursuant to Section 3.1 below, which amount shall be credited against interest and principal due under the Loan Documents until all accrued and unpaid interest and all principal due under the Loan Documents is paid in full, at which time Rent with no credit shall be due and payable pursuant to Section 3.1 below, subject to the terms of this Lease.  The Loan evidenced by the Loan Documents may be pre-paid at any time without any prepayment penalty.
(c)           If this Lease terminates prior to payment to Tenant of the full amount due under the Loan Documents, Landlord shall make payments of principal and interest monthly in the same amount as if the Rent credit calculated pursuant to Section 2.5A(iii)(b) above were still in full force and effect, until the total of all principal and accrued interest due under the Loan Documents is paid in full; provided, however, that if such Lease termination occurs as a result of Tenant exercising its affirmative right to terminate as specifically permitted under this Lease, Landlord shall have the right to stay the payment of principal and interest accruing under the Loan Documents for a period of no more than twelve (12) months from the date of Lease termination in order to sell the After Acquired Property, in which event the full amount of outstanding principal and accrued interest shall be paid in full at the settlement of such sale, or relet the Premises, in which event, upon the earlier of either the commencement of rental payments under such new lease or the thirteenth month following the Lease termination date, payments of principal and interest under the Loan Documents shall recommence.

(iv)          At the settlement on the acquisition of the parcel by Landlord, Landlord and Tenant shall execute and deliver an amendment to this Lease amending the description of the Premises to be the Premises as then defined under this Lease at the date of settlement and the property acquired by Landlord pursuant to this Section 2.5.  Landlord warrants and represents to Tenant that, following the acquisition of the After Acquired Property, Landlord will be the owner in fee simple absolute of the Premises as then described, free and clear of any liens, encumbrances, leases, rights of use or occupancy or any other rights or privileges, other than this Lease.  From and after the Settlement, the property acquired by Landlord pursuant to this Section 2.5 that is incorporated into the definition of “Premises” pursuant to this Section 2.5A(iv) shall be subject to the terms, covenants and conditions of this Lease, including, but not limited to, being subject to Rent pursuant to Section 3.1 below.
(v)           If Landlord acquires the Initial Acquisition Property and any property pursuant to this Section 2.5 and utilizes in any two or more of such transactions financing from Tenant as contemplated by either Section 2.2D and/or Section 2.5A(iii), all such financings shall be accumulated and the Rent credit provided to Tenant pursuant to Section 2.2D(ii) and/or Section 2.5A(iii)(b), as applicable, shall collectively not exceed forty percent (40%) of Rent due each month, such credit to be apportioned between all outstanding loans on a pro-rata basis until each loan is paid in full.

B.            Subject to the Lease terms contained herein, Tenant shall have the right to acquire and develop any property outside of the Waterfront Area in any manner whatsoever.

2.6           Termination Right on One Year’s Notice:

A.            In consideration of Tenant’s termination right provided under this Section, Landlord shall be entitled to retain the Two Million Dollar ($2,000,000) sum previously paid by Tenant to Landlord.  In consideration for Landlord’s immediate right to retain such sum, notwithstanding any other term or condition of this Lease to the contrary, Tenant shall have the right at any time during the Lease Term (whether during the initial term or any extended term) to terminate this Lease effective on any anniversary of the Commencement Date by giving Landlord written notice of such termination at least three hundred sixty-five (365) days prior to the effective date of such termination.  Upon any such termination, (i) all rent and other sums due under this Lease shall be paid by Tenant through such termination date, (ii) this Lease shall expire and terminate, and neither Landlord nor Tenant shall have any further obligations hereunder, except for those which have accrued prior to the date of such termination and those which expressly survive any termination under the terms of this Lease.

B.            If Tenant exercises its right under this Section 2.6 with a termination date on or before the date which is six (6) years from the date that Landlord acquires fee title to the Initial Acquisition Property, Landlord shall have the option, exercisable by delivery of written notice to Tenant no later than sixty (60) days prior to such Lease termination date, to require Tenant to purchase from Landlord the Initial Acquisition Property for the following applicable purchase price:

(i)            If the purchase of the Initial Acquisition Property was financed through a third party lender pursuant to Section 2.2C, the purchase price shall be equal to $12,800,000; or
(ii)           if the purchase of the Initial Acquisition Property was financed through Tenant pursuant to Section 2.2D, the purchase price shall be equal to the lesser of $12,800,000 or the fair market value of the Initial Acquisition Property on the date of such exercise based upon an appraisal of the Initial Acquisition Property prepared by an independent third party appraiser.
Settlement on such purchase shall occur no later than sixty (60) days following the date this Lease terminates at the date, time and place determined by Tenant in written notice to Landlord delivered no later than ten (10) calendar days prior to such settlement.  Closing costs for this transaction shall be borne by the party customarily bearing such costs in real estate transactions in Biloxi, Harrison County, Mississippi.

2.7           Gaming Law Invalid:  Notwithstanding any other term or condition of this Lease to the contrary, and in addition to and separate from the termination right described in Section 2.6, in the event that Tenant is unable to conduct Gaming Operations within the Gaming Site because it is unable to obtain and maintain all necessary governmental licenses, because any necessary governmental license expires and cannot be renewed or is revoked, because the all or any portion of the Gaming Site becomes ineligible for Gaming Operations, because the applicable enabling legislation permitting gaming is amended, suspended, or revoked by the applicable legislative body, or because any such enabling legislation is held invalid by a court of competent jurisdiction, then Tenant may elect, at Tenant’s sole and absolute discretion, to terminate this Lease, effective immediately, by giving written notice of such termination to Landlord.  Upon any such termination, (i) all rent and other sums due under this Lease shall be prorated as of such termination date and paid by Tenant, (ii) this Lease shall expire and terminate, and (iii) neither Landlord not Tenant shall have any further obligations hereunder, except for those which have accrued prior to the date of such termination and those which expressly survive any termination under the terms of this Lease.

2.8           Tidelands Lease:

A.            Landlord and Tenant acknowledge that Tenant has obtained and is currently maintaining a tidelands lease (the “Tidelands Lease”) pursuant to which the State of Mississippi has leased to Tenant certain real property and rights, whether fee, littoral or riparian, therein in the tidelands or other lands lying beneath the waters contiguous to the Premises, subject to the ownership, jurisdiction and public trust of the

State of Mississippi (“Tidelands Area”), such lease being on the terms and conditions acceptable to Tenant.  Tenant, as the lessee thereunder, shall be responsible for payment of all rent under the Tidelands Lease and Tenant shall have the sole and exclusive right to obtain and maintain the Tidelands Lease.

B.            Landlord and Tenant acknowledge that Tenant may desire to execute a tidelands lease or leases on terms and conditions acceptable to Tenant  in Tenant’s sole discretion (a “New Tidelands Lease”), pursuant to which Tenant shall lease from the State of Mississippi some or all of that portion of the real property and rights, whether fee, littoral or riparian, therein in the tidelands or other lands lying beneath the waters contiguous to the Premises or any Leased Property, subject to the ownership, jurisdiction and public trust of the State of Mississippi (the “New Tidelands Area”).  Throughout the Lease Term, Tenant shall have the sole and exclusive right to obtain and maintain New Tidelands Leases, shall own and have sole and exclusive rights to all riparian and littoral rights associated with the New Tidelands Area, and shall be responsible for payment of all rent thereunder.

2.9           Prohibition on Acquiring After Acquired Property:  Landlord, whether in Landlord’s name or in the name of Skrmetta, any member of Landlord, any family member (parents, siblings, children, grandchildren or great-grandchildren) of Skrmetta, any trust or entity established by Skrmetta or his family member or members (parents, siblings, children, grandchildren or great-grandchildren) or under Skrmetta’s direction or control or any trust or entity in which Skrmetta has a financial or pecuniary interest, or in the name of any trustee, owner, partner, shareholder, member, officer, manager, agent or director of any such entity, shall not acquire or lease any After Acquired Property unless such After Acquired Property is made part of the Premises under this Lease by an amendment hereto.  At the settlement on the acquisition of or upon execution of a lease for any After Acquired Property by Landlord, Landlord and Tenant shall execute and deliver an amendment to this Lease amending the description of the Premises to be the Premises as then defined under this Lease at the date of settlement and the After Acquired Property.  From and after the settlement or lease execution date, the After Acquired Property that is incorporated into the definition of “Premises” pursuant to this Section 2.9A shall be subject to the terms, covenants and conditions of this Lease, including, but not limited to, being subject to Rent pursuant to Section 3.1 below..  Any violation by Landlord of this Section 2.9 shall be a breach hereof and shall entitle Tenant to exercise any remedy set forth in this Lease.

2.10         Leased Property:  If Tenant leases property within the Waterfront Area pursuant to an Existing Lease or a New Lease, such property shall be included in the Gaming Site.

ARTICLE 3

RENT

3.1           Rent:  Commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay to Landlord rent (the “Rent”) for each month equal to five percent (5%) of the Adjusted Gaming Win for that month.

3.2           Payment of Rent:  Rent shall be paid monthly in arrears on or before the twentieth (20th) day of the following month, at which time Tenant shall deliver to Landlord Tenant’s calculation of the for Gaming Operations at the Gaming Site actually received by Tenant during the applicable month, certified as true and correct in all material respects by Tenant, and the Rent due for such month.  All Rent shall be paid in lawful money of the United States to Landlord at its address set forth for notices in Section 17.3, or to such other place as Landlord may designate from time to time in writing, without abatement, deduction, offset or prior demand therefore, except as otherwise expressly provided in this Lease.  Rent shall be prorated in the event of earlier termination of the Lease Term as provided in this Lease.

3.3           Audits:  Tenant shall provide Landlord with copies of all gaming revenue reports filed by Tenant with the State of Mississippi during the Lease Term.  Landlord reserves the right to conduct an independent audit of Tenant’s records regarding Tenant’s Gaming Operations at the Gaming Site to ascertain the accuracy of any monthly financial report submitted by Tenant.  The independent audit, with respect to any one monthly financial report, may be conducted at any time within ninety (90) days of Landlord’s receipt of such Statement and may be conducted by a certified public accounting firm of Landlord’s choice.  If any such independent audit correctly shows that the audited monthly financial report resulted in an underpayment of Rent of more than five percent (5%) of the Rent actually due, then Tenant shall pay the cost of such audit.  Otherwise, the cost of such audit shall be paid by Landlord.  Notwithstanding anything contained in this Lease to the contrary, if Landlord does not notify Tenant in writing within ninety (90) days of Landlord’s receipt of such statement that Landlord is conducting an audit pursuant to this Section 3.3, Landlord’s audit rights with respect to such statement shall lapse.

3.4           Last Year’s Rent:  Notwithstanding anything contained in this Lease to the contrary, if Tenant or its assignee remains in possession of the Premises and this Lease is in full force and effect on the last day of the 85th year during the Lease Term, Tenant shall be entitled to a credit of $2,000,000 against Rent due for the last twelve (12) month period of the Lease Term.

3.5           Lump Sum Payment:  In addition to Rent due hereunder, on or before the fifth day after the Execution Date, Tenant shall pay to Landlord a one-time, lump sum payment as complete and full satisfaction of all outstanding obligations of Tenant under the Prior Lease, in the amount of $630,414.00, which amount for purposes of this Lease shall not be deemed Rent.

3.6           Supplemental Rent Payment:  In addition to Rent due under Section 3.1 above, Tenant shall pay to Landlord, on or before the fifth day after the Execution Date, a lump sum payment equal to the extent by which, and only in the event, Rent due under Section 3.1 above for the period commencing on January 1, 2007 through and including February 14, 2007, is less than the rent that would have been payable for the same period if the same were calculated pursuant to sections 3.1 and 3.4 of the Prior Lease.

ARTICLE 4

PAYMENT OF IMPOSITIONS AND UTILITY CHARGES

4.1           Impositions:  Tenant shall pay and discharge or cause to be paid and discharged promptly as the same become due and before delinquency all “Impositions” coming due during the Lease Term.  The Term “Impositions” as used herein shall mean all real property, taxes, assessments, Levies, fees and other charges (including the annual installments of principal and interest required to pay any general or special assessments for public improvements), which are levied or assessed against, or with respect to the use of, all or any portion of the Property, but shall not include any (i) estate, succession, inheritance, transfer, gift, franchise or similar taxes assessed against Landlord or (ii) taxes on Landlord’s income from the Property or other sources, including any business, income or profits taxes assessed against Landlord.  Any Impositions required to be paid by Tenant which relate to a tax year during which the Commencement Date or the Lease expiration date or sooner termination of this Lease occurs shall be prorated between Landlord and Tenant as of the commencement or termination of this Lease, as the case may be.  If the law permits payment of any Imposition in installments, Tenant may utilize the permitted installment method over the maximum period of time allowed by law, and Tenant shall be required to pay before delinquency only the installments coming due during the Lease Term, together with any interest thereon.

4.2           Apportionment:  In the event that the Property is not separately taxed or assessed with respect to any Imposition, then such imposition levied shall be apportioned between the Property and such other property with which it is assessed in such manner that Tenant shall pay only that portion of any such Imposition fairly allocable to the Property.

4.3           Right to Contest:  Tenant shall have the right (but not the obligation) to pay under protest or to contest or otherwise review by appropriate legal or administrative proceedings, or in such other manner as Tenant may desire, any Imposition which Tenant is required to pay pursuant to the provisions of this Article.  Any such contest or other proceeding shall be conducted solely at Tenant’s expense and free of expense to Landlord.  Tenant shall indemnify Landlord against any and all loss, cost, expense or damage resulting from any such contest or other proceeding.  At the request of Tenant, Landlord shall join in any contest or other proceedings which Tenant may desire to bring pursuant to this Section; provided, however, that Tenant shall pay all of Landlord’s costs and expenses arising from such joinder.  Within ten (10) days after the final determination of the amount due from Tenant for such imposition, Tenant shall pay the amount so determined to be due, together will all costs, expenses and interest.

4.4           Utility Charges:  All water, gas, electricity and other public utilities used upon or furnished to the Property during the Lease Term shall be promptly paid by Tenant prior to delinquency.

ARTICLE 5

USE

5.1           Permitted Use:  Subject to the requirements of Section 5.4 below, Tenant may use the Premises, or permit the Premises to be used, for the following purposes:

A.            Development of one or more of the following on the Property as is elected by Tenant, of a design and capacity elected by Tenant, all to the extent allowed by and in conformance with applicable law (a “Gaming Operation”): (i) a riverboat gaming vessel; (ii) a dockside gaming vessel; or (iii) a land-based casino.

B.            Development and operation of any facilities that are related to, necessary for the operation of, or compatible with and enhance any Gaming Operation conducted on the Property, including parking areas, entertainment and lodging facilities, food and beverage service and facilities, passenger ticketing facilities, docking facilities, storage and maintenance facilities (including fueling facilities for any riverboat vessel); and

C.            Any other activity or use which is not prohibited by the Mississippi Gaming Commission, provided that Tenant satisfies the requirements of minimum gaming operations as set forth in Section 5.4 of this Lease.

5.2           Compliance with Law:  Tenant shall comply with all laws and regulations of governmental authorities with respect to its use of the Property.  Tenant shall have the right, at its own cost and expense, to contest or review by legal and/or administrative proceeding the validity or legality of any such law or regulation.  During such contest or review, Tenant may refrain from complying therewith provided that compliance therewith may legally be so held in abeyance without subjecting Landlord to any liability, civil or criminal, for Tenant’s failure so to comply.

5.3           Waste:  Tenant shall not commit or permit waste on the Property nor shall Tenant remove any earth, rocks, gravel, minerals or the like from the Premises except to the extent reasonably necessary for the construction of Improvements.

5.4           Required Gaming Operations.  Throughout the Lease Term, subject to (i) Force Majeure, (ii) applicable gaming regulations, and (iii) the terms of this Lease, Tenant shall establish or cause its Affiliate(s) to establish and, subject to this Section 5.4 and Section 9.5 below, shall continuously operate within the Gaming Site Gaming Operations consisting of not less than 1100 gaming positions, not less than 900 of which shall be slot machines positions, using the then current industry standards in Mississippi as to the number of gaming positions per table or multiple-user machine game, which may change from time to time, as Tenant, in its sole discretion shall determine.  The mix, type, bet denomination, table or parlay minimum, location and the hours of operation during any particular day while the Improvements and/or any Barge may be legally open for business, or any other operational decisions shall be determined in the sole and absolute discretion of Tenant, including, but not limited to, closing certain portions of the Gaming Facility in order to maintain, repair and replace any fixtures, improvements or equipment, closing any gaming positions as required by the Mississippi Gaming Commission for audit purposes, or not fully staffing certain table games at times when customer needs are reduced; provided, however, that hours of operation shall be in compliance with all applicable regulations of the Mississippi Gaming Commission.

ARTICLE 6

IMPROVEMENTS

6.1           Construction of Improvements:  Tenant may (i) demolish and remove all Improvements existing on the Premises as of the Effective Date, subject to Section 12.1 with respect to the end of the Lease term, with all salvage belonging to Tenant and without any obligation to reimburse Landlord for the cost or value of the Improvements so demolished, and (ii) design, engineer, construct, maintain and operate Improvements upon the Premises to enable Tenant to conduct the uses described in Sections 5.1A and B.

6.2           Demolition of Improvements and Construction of New Improvements:  Landlord and Tenant acknowledge that (i) the Improvements constructed on the Premises may outlive their economic lives or usefulness prior to the expiration of the Lease Term, or (ii) the effective use of the Premises as contemplated by this Lease may require the demolition of Improvements, the reconstruction or refurbishing of Improvements, or (iii) Tenant may desire to construct additional or different Improvements (including buildings and related on-site and off-site improvements) upon the Premises in addition to those described in Section 6.1.  Therefore, at any time and from time to time during the Lease Term, Tenant shall have the right (but not the obligation) to do any or all of the following, and all salvage resulting therefrom shall belong to Tenant.

A.            Demolish and remove any Improvements;

B.            Replace, alter, relocate, reconstruct or add to any Improvements in whole or in part;

C.            Construct or otherwise make any new and additional Improvements as Tenant may choose on any part of the Property; or

D.            Modify or change the contour or grade, or both, of the Premises.

6.3           Permits and Easements:  Tenant may apply for and secure from any governmental authority having jurisdiction of the Property any approvals, permits or licenses required for the development and use of the Property for the purposes permitted by this Lease.  Tenant shall have the right to grant or convey in form required by such governmental authority dedications of portions of the Premises for public use and/or rights of way or easements for poles or conduits for gas, electricity, water, telephone, storm and sanitary sewer lines and for other utility, municipal or special district services which may be required by governmental authorities as a condition to granting any such approval, permit or license or which otherwise may be necessary in connection with constructing improvements on the Premises.  Tenant may enter into agreements restricting use or granting easements over the Premises or obtain zoning changes, variances or use permits where necessary in connection with constructing improvements on the Premises.  Landlord shall upon request by Tenant execute or join in the execution of any application for such agreements, approvals, permits or licenses and agrees jointly with Tenant to make such necessary dedications as may be required by appropriate governmental agencies or by requisite utility districts and/or companies as a condition to the construction of such improvements.  In the event Tenant wishes to sublease a portion of the Premises in a manner requiring the subdivision of the premises and the recordation of a subdivision or parcel map or the taking of any similar measures legally to effect such subdivision, Landlord shall join Tenant in executing all documents necessary to effect such subdivision so long as Tenant pays all costs and expenses arising by reason of such subdivision.  All fees in connection with such agreements, approvals, permits or licenses shall be paid by Tenant.  Nothing contained herein shall be deemed to impose upon Landlord any liability to any governmental authority arising from any breach of any agreement or application executed by or on behalf of Landlord pursuant to this Section and, in connection therewith, Tenant shall indemnify and hold Landlord harmless from any loss, cost, expense or claim against Landlord by any such governmental agency arising from any such breach.

6.4           Ownership of Improvements:  All Improvements constructed or installed upon the Premises by Tenant at any time during the Lease Term or any extension thereof, which are and remain real property, are and shall be the property of Tenant.  Tenant shall have the right, but not the obligation, prior to the expiration of the Lease Term or earlier termination of this Lease, to demolish all Improvements, with all salvage belonging to Tenant and without any obligation to repair or restore the Improvements or to reimburse Landlord for the cost or value of the Improvements so demolished; provided, however, that upon the expiration of the Term of this Lease or earlier termination of this Lease by Landlord or Tenant pursuant to the terms of this Lease, the terms of Section 12.1 below shall govern and control the disposition of the Improvements.  If Tenant demolishes the Improvements and does not construct any replacement Improvements in place thereof, Tenant shall clear all demolition debris from the Premises, repair damage caused during the demolition activity and level grade the Premises.

6.5           Removal of Trade Fixtures:  Tenant and any subtenant concessionaire, licensee or invitee shall have the right to remove any or all Trade Fixtures installed by it in any Improvements or in any Tidelands Property.  Upon written request from Tenant, Landlord shall from time to time execute and deliver any instrument that may be required by any equipment supplier, vendor, lessor and/or lender whereby Landlord waives and/or releases any rights it may have or acquire with respect to any Trade Fixtures Tenant or any subtenant, concessionaire, licensee or invitee may affix to the Improvements and agreeing that the same do not constitute realty and are not the property of Landlord.  If, during the removal of any Trade Fixtures from the Improvements, the Premises is damaged, Tenant shall repair any damage to the Premises caused thereby.

ARTICLE 7

MECHANICS’ LIENS

7.1           Mechanics’ Liens:  Tenant covenants and agrees to keep the Property free and clear of and from any and all mechanics’, materialmen’s and other liens of record for work or labor done, services performed, or materials, appliances or power contributed, used or furnished in the construction of any Improvements upon the Premises or any alterations, repairs or additions thereto which Tenant may make.

7.2           Contests:  Tenant may, at its sole cost and expense, contest any lien of the nature set forth in this Article.  In the event of any such contest, Tenant shall indemnify Landlord against all loss, cost, expense and damage resulting therefrom.  In the event Tenant contests any such lien and sustains an adverse determination, Tenant shall nevertheless not be in default if it satisfies the indebtedness in question within ten (10) days after actual final determination by the court or administrative agency involved.

ARTICLE 8

INSURANCE AND INDEMNITY

8.1           Required Insurance:  Tenant shall, at its sole cost and expense, procure and maintain the following specific insurance at all times during the Lease Term:

A.            A policy or policies of comprehensive general liability insurance, including umbrella policies, naming Landlord as additional insured, against loss or other liability to third parties for bodily injury, death or property damage occurring on or about, or resulting from an occurrence on or about, the Property with combined limit of not less than Three Million Dollars ($3,000,000.00) each occurrence and Five Million Dollars ($5,000,000.00) in the aggregate.  The minimum limits of such policies of liability insurance shall be reasonably increased from time to time by reason of economic conditions making such protection inadequate, but shall not exceed the amount of coverage then commonly carried for similar property and improvements located in Harrison County, Mississippi.  If the parties are unable to agree on the amount by which the minimum coverage required of Tenant is to be increased, the controversy shall be resolved by arbitration according to the procedure set forth in Section 17.6.  Landlord may not request a change in the limits of Tenant’s liability insurance more often than once in any five (5) year period.

B.            A policy or policies of standard fire and extended coverage property damage insurance (including coverage for wind, hail and flood damage, provided that such coverage is available at rates which, in the exercise of Tenant’s sole business determination are commercially reasonable), naming Landlord as additional insured or loss payee (as its interest may appear), in an amount equal to not less than ninety percent (90%) of the full replacement value of the Improvements with loss payable in accordance with the provisions of Section 9.4.  Whenever any alterations or improvements are in the course of construction, the insurance required by this subparagraph, to the extent appropriate, shall be carried by Tenant in builder’s risk form written on a completed value basis, insuring against loss to the extent of at lease ninety percent (90%) of the replacement value of that which is being covered.

8.2           Required Terms:  All policies provided for herein shall be with financially responsible insurance companies authorized to do business in the State of Mississippi.  Each such policy shall provide that the policy cannot be canceled without thirty (30) days prior written notice to Landlord.  Certificates of insurance evidencing these policies shall be delivered to Landlord.  Tenant shall, at least ten (10) days prior to the expiration of such policies, furnish Landlord with renewals certificates or binders showing no lapse in coverage.

8.3           Partial Release of Liability and Waiver of Subrogation:  Landlord and Tenant release each other and their respective agents, contractors and employees, and Landlord releases Tenant’s subtenants, from any claims for damage to any persons or property that are caused by or result from risks insured against under any insurance policy or policies required by this Article which are in force at the time of such damage, but only to the extent such claims are covered by such insurance.  This release shall be in effect with respect to any loss only so long as the applicable insurance policy(s) contain a clause to the effect that this release shall not affect the right of the named insured to recover under such policies.  Tenant shall cause each insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against either or both Landlord and Tenant in connection with any damage covered by such policy so long as a waiver of subrogation is available and can be obtained without unreasonable additional cost.

8.4           Indemnity:  Tenant shall defend with competent counsel, indemnify and hold Landlord harmless from all liability, costs and expenses arising by reason of any injury or death to any person or persons, or damage to property of any person or persons, including without limitation, Tenant and Tenant’s servants, agents, employees, contractors and subtenants from any cause or causes whatsoever (other than causes of liability, costs, and expenses within Landlord’s control or resulting from the fault of Landlord or its agents, contractors or employees or which are Claims subject to Section  16.4) occurring in or upon the Property during the Lease Term.

8.5           Business Interruption Insurance.  Tenant shall have no obligation whatsoever to obtain or maintain during the Lease Term business interruption insurance, whether for the benefit of Landlord or Tenant.

ARTICLE 9

MAINTENANCE, REPAIR, AND
RESTORATION OF DAMAGE

9.1           Tenant’s Duty to Maintain and Repair:  During the Lease Term, Tenant shall, at its sole cost and expense, (i) keep and maintain the Property in good order and repair (ordinary wear and tear excepted), and (ii) make any and all repairs, alterations or improvements to the Property which may be required by any law or other governmental regulation.  Landlord shall have no obligation to make any repairs, alterations or improvements to the Property during the Lease Term.  Nothing contained in this Section shall be construed as limiting any right given elsewhere in this Lease to Tenant or obligating Tenant to alter, modify, demolish, remove or replace any Improvements, or as limiting provisions relating to Condemnation or to damage to the Improvements.

9.2           Tenant’s Duty to Restore Insured Damage to Improvements:  Subject to Section 9.5 below, if any Improvements are damaged by fire or other peril covered by the insurance required to be carried by Tenant pursuant to Section 8.1B, then Tenant shall either (i) restore the Improvements so damaged to the condition that existed prior to such damage, but only to the extent reasonably practicable and permitted by law, or (ii) demolish all or any of the Improvements and construct additional or replacement Improvements, but only so long as the Improvements following such work of demolition and replacement are sufficient to permit Tenant to comply with Section 5.4 above.  Such work of restoration or replacement shall be commenced and completed within a reasonable period of time, subject to reasonable delays associated with adjustment or settlement of insurance claims, Force Majeure, licensing requirements and procurement of new subtenants, if necessary.

9.3           Tenant’s Option Following Damage to the Improvements Near the End of the Lease Term and/or Following Uninsured Damage to the Improvements:  If (i) any Improvements are damaged by any peril that is not covered by the insurance required to be carried by Tenant pursuant to Section 8.1B, or (ii) the estimated cost to repair the Improvements damaged by any peril exceed twenty-five percent (25%) of the then estimated replacement cost of all Improvements then existing on the Property as determined by Tenant in Tenant’s reasonable business judgment, or (iii) such damage occurs within ten (10) years of the end of the Lease Term, then Tenant shall have the option to do any of the following:

A.            Tenant may elect to terminate this Lease.  To exercise any such option to terminate, Tenant must give Landlord written notice of its election to terminate within sixty (60) days from the date of such damage.  Upon the termination date set forth in said notice:  (i) all rent and other sums due pursuant to this Lease shall be prorated as of such termination date and paid by Tenant;  (ii) this Lease shall expire and terminate;  and (iii) neither Landlord nor Tenant shall have any further obligations hereunder, except for those which have accrued prior to the date of such termination and those which expressly survive any termination under the terms of this Lease.  In the event Tenant terminates the Lease pursuant to this Section, Tenant shall at its sole expense prior to the date of such termination either (i) demolish and remove all damaged Improvements, repairing damage caused during the demolition activity, if any, and level grading the Premises,  or (ii) restore the damaged Improvements only to the extent necessary to avoid any violation of any law, and Tenant shall indemnify and hold Landlord harmless from any mechanics’ liens or other liabilities resulting from such work.

B.            Tenant shall have the right to continue this Lease in effect and to demolish the damaged Improvements without the obligation to restore or replace such damaged Improvements with any replacement Improvements, subject to the payment of Rent as provided in Section 9.5 below.

9.4           Insurance Proceeds:  All insurance proceeds payable on account of  any damage to the Property shall be paid as follows:

A.            If a Leasehold Mortgage is in existence, than all insurance proceeds shall be paid to the Leasehold Mortgagee for application according to the terms of the Leasehold Mortgage, and any remaining proceeds shall be paid to Tenant to be applied toward the cost of replacing or restoring the Property to the extent required by this Article.

B.            If there is no Leasehold Mortgage in existence, then all insurance proceeds shall be paid to Tenant and may be applied by Tenant toward the restoration or replacement of the Improvements or the restoration of the Premises and any insurance proceeds not utilized for such purpose may be retained by Tenant.

C.            Notwithstanding the foregoing, if this Lease is terminated by Tenant pursuant to Section 9.3A, all insurance proceeds payable as a result of such damage shall be applied in the following order of priority:  (i) first, to the payment of all expenses incurred by Tenant, or Landlord in the event Tenant has the obligation to do so and fails to do so, in completing the demolition of the Improvements, clearing all demolition debris from the Premises, repairing damage caused during the demolition activity, if any, and level grading the Premises; (ii) second, to the satisfaction and payment of any Leasehold Mortgage; and (iii) the remainder of insurance proceeds, if any, shall be paid to Landlord.

9.5           Interruption of Gaming Operations.  If, as a result of a casualty event or Force Majeure, Gaming Operations at the Gaming Site are interrupted, the following shall apply:

A.            If the Gaming Operations are partially interrupted, Tenant’s obligation under Section 5.4 above shall abate to the extent of such interruption.  In such event, Tenant will use all reasonable efforts and due diligence to restore Gaming Operations at the Gaming Site to the level required under Section 5.4 above as soon as practical.

B.            If Gaming Operations at the Gaming Site are substantially interrupted, Tenant will use all reasonable efforts and due diligence to restore Gaming Operations at the Gaming Site to the level required under Section 5.4 above as soon as practical.  In such event, Rent due under this Lease shall abate for the period of such interruption; provided, however, Tenant shall pay Landlord the following sums in lieu of Rent during the period of such interruption:

(i)            For the first ninety (90) days such interruption continues, no Rent or other payment will be due from Tenant.

(ii)           From and after the ninety-first (91st) day of such interruption until the earlier of (a) the date Tenant may legally resume and actually does resume full Gaming Operations at the Gaming Site, or (b) the date which is eighteen (18) months from the commencement of such interruption, Tenant shall pay Landlord the annual payment of $1,250,000, pro-rated for the period such payment is actually due under this Lease.
(iii)          From and after the eighteenth (18th) month of such interruption until the date Tenant may legally resume and actually does resume full Gaming Operations at the Gaming Site, Tenant shall pay Landlord the annual payment of $2,500,000, pro-rated for the period such payment is actually due under this Lease.

C.            Upon commencement of full Gaming Operations at the Gaming Site following the occurrence of a casualty event or Force Majeure, Rent pursuant to Section 3.1 above shall resume and be thereafter due and payable as provided in Article 3.

D.            If Section 9.5B becomes applicable, Rent credits applicable under Section 2.2D(ii) and/or 2.5A(iii)(b) shall abate until such time as rental payments pursuant to Section 9.5B commence, with forty percent (40%) of the amounts due pursuant to Section 9.5B(ii) or (iii), as applicable, being credited against principal and interest due under the applicable Loan Documents, and full credit, as provided under Section 2.2D(ii) and/or 2.5A(iii)(b) resuming when Rent under Section 3.1 recommences.

ARTICLE 10

CONDEMNATION

10.1         Definitions:  As used in this Lease, the following terms shall have the following meanings:

A.            The term “Condemnation” shall mean (i) any permanent taking by the exercise of the power of eminent domain, whether by legal proceedings or otherwise, by any person or entity having the legal power to do so, (ii) a voluntary sale or transfer by Landlord to any condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (iii) any permanent taking by inverse condemnation.

B.            The term “Total Taking” shall mean a Condemnation of (i) all or substantially all of the Property or (ii) any portion of the Property which leaves remaining a balance which, in Tenant’s reasonable judgment, may not be economically operated for the purpose the property was operated prior to the Date of Taking.

C.            The term “Partial Taking” shall mean a Condemnation of a portion of the Property which does not constitute a “Total Taking”.

D.            The term “Date of Taking” shall mean the date that the condemnor takes possession of the property being condemned; and

E.             The term “Award” shall mean all compensation, sums or anything of value awarded, paid or received on or because of a Total Taking, a Partial Taking or a temporary taking of the Property.

10.2         Total Taking:  If during the Lease Term there occurs a Total Taking, (i) this Lease shall terminate on the Date of Taking, (ii) all obligations hereunder shall be prorated to that date, (iii) neither Landlord nor Tenant shall have any further obligations hereunder, except for those which have accrued prior to the date of such termination and those which expressly survive any termination under the terms of this Lease.

10.3         Partial Taking:  If during the Lease Term there occurs a Partial Taking, the following shall apply:

A.            This Lease shall terminate as to the portion so taken and shall remain in full force and effect as to the portion remaining.

B.            Tennant shall, at its sole cost and with reasonable diligence, commence and complete the restoration of the portion of the Property not taken (to the extent then permitted by law) to a condition which is economically viable, architecturally complete and suitable for the uses permitted by this Lease.

C.            Effective as of the Date of Taking, if such taking would, under Mississippi Gaming Commission Regulations or under any law or regulation of the City of Biloxi prohibit Tenant from operating the minimum gaming positions as required under Section 5.4, the minimum gaming positions that may be legally and practically operated at the Premises as newly configured shall be maximum gaming positions that may be legally operated on the newly configured Premises under Mississippi Gaming Commission Regulations and under applicable City of Biloxi laws and regulations.

10.4         Temporary Taking:  If there occurs a temporary taking of all or any part of the Property during the Lease Term, (i) this Lease shall not be affected in any way, (ii) Tenant shall continue to pay and perform all of the obligations payable or legally performable by Tenant hereunder, and (iii) any Award made as a result of said temporary taking shall be paid solely to Tenant.

10.5         Apportionment of Award:  Any Award made as a result of Total Taking or Partial Taking shall be paid as follows:

A.            Landlord shall receive that portion of any Award made for that part of the Premises taken (valued as unimproved and encumbered by this Lease);

B.            Tenant shall receive that portion of any Award made for a taking of any Improvements, Tenant’s Trade Fixtures and/or Tenant’s personal property, Building Service Equipment (as defined below) and that portion of any Award made for taking Tenant’s Estate (including any so-called “leasehold bonus value”);

C.            The remainder of the Award, if any, shall be allocated as follows:  (i) Tenant shall receive the portion of the Award (if any) payable for restoration of the

Improvements and any Building Service Equipment, a taking of Tenant’s personal property and/or Trade Fixtures, for interruption of Tenant’s business, for Tenant’s relocation costs, and/or for loss of Tenant’s goodwill; (ii) the portion of the Award payable as severance damages upon a Partial Taking (if any) shall be equitably apportioned between Landlord and Tenant so that Tenant receives the portion of such severance damages which is fairly attributable to any impairment of Tenant’s use of the portion of the Property not taken during the then remainder of the Lease Term; and (iii) any Award of attorneys’ fees and expenses and/or court costs made in any Condemnation proceeding shall be received by the party (ies) who paid or incurred the expense in question.  Tenant shall be solely liable for any portion of the Award that my be payable to subtenants and any sublease of the Premises.

10.6         General:  Each party hereto shall be responsible for representing its own interest (at its own cost) in any proceeding or negotiation regarding any Condemnation or any Award.  To the extent possible, Landlord and Tenant shall  together make one combined claim for an Award (including severance damages if applicable) and shall cooperate to maximize the total amount of the Award.  Issues between Landlord and Tenant which must be resolved to implement the provisions of this Article shall be joined in any pending Condemnation proceeding, to the extent permissible under then applicable law, to the end that multiplicity of actions shall be avoided.  Any dispute between Landlord and Tenant arising under this Article which is not so joined in a Condemnation proceeding shall be determined by arbitration pursuant to the arbitration provisions contained in Section 17.6.

ARTICLE 11

DEFAULT AND REMEDIES

11.1         Events of Tenant’s Default:  Tenant shall be in default under this Lease if any of the following occurs:

A.            Tenant shall have failed to pay Rent or any other charge or obligation of Tenant requiring the payment of money under the terms of this Lease within fifteen (15) days after receipt of written notice from Landlord that such obligation is due and unpaid; or

B.            Tenant shall have failed to perform any term, covenant or condition of this Lease to be performed by Tenant, except those requiring the payment of money, and Tenant shall have failed to cure same within sixty (60) days after written notice from Landlord, delivered in accordance with the provisions of this Lease, where such failure could reasonably be cured within said sixty (60) day period; provided, however, that where such failure could not reasonably be cured within said sixty (60) day period, that Tenant shall not be in default unless  it has failed to promptly commence and thereafter continue to make diligent and reasonable efforts to cure such failure as soon as practicable; or

C.            Tenant shall have made a general assignment of its assets for the benefit of its creditors; or

D.            A court shall have made or entered any decree or order with respect to Tenant or Tenant shall have submitted to or sought a decree or order (or a petition or pleading shall have been filed in connection therewith) which: (i) grants or constitutes (or seeks) an order for relief, appointment of a trustee, or confirmation of a reorganization plan under the bankruptcy laws of the United States: (ii) approves as properly filed (or seeks such approval of) a petition seeking liquidation or reorganization under said bankruptcy laws or any other debtor’s relief law or statute of the United States or any state thereof; or (iii) otherwise directs (or seeks) the winding up or liquidation of Tenant; and such petition, decree or order shall have continued in effect for a period of ninety (90) or more consecutive days; or

E.             The sequestration or attachment of, or execution or other levy on, Tenant’s Estate or the Premises or any Improvements located thereon shall have occurred and Tenant shall have failed to obtain a return or release of such property within thirty (30) days thereafter, or prior to sale pursuant to such levy, whichever first occurs.

11.2         Landlord’s Remedies:  In the event of Tenant’s default pursuant to Section 11.1, Landlord shall have the following remedies:

A.            Landlord may, at Landlord’s election, keep this Lease in effect and enforce all of its rights and remedies under the Lease, including the right to recover the Rent and other sums as they become due by appropriate legal action; and

B.            Landlord may, at Landlord’s election, terminate this Lease by giving Tenant written notice of termination.  On the giving of the notice, in accordance with the terms of this Lease, all of Tenant’s right in the Property shall terminate.  Promptly after notice of termination, Tenant shall surrender and vacate the Property in broom-clean condition and, subject to Section 12.3 below, with all of Tenant’s Trade Fixtures and personal property removed, and Landlord may re-enter and take possession of the Property; provided, however, that (i) Landlord shall not eject any subtenant of Tenant then occupying space within the Property pursuant to a valid sublease executed by Tenant who is not then in default, (ii) Landlord shall recognize the rights of such subtenants as provided in Section 13.3.  This Lease may also be terminated by a judgment specifically providing for termination.

C.            Landlord shall use its best efforts with all due diligence to mitigate any damages resulting from any such default by Tenant (including, without limitation, the prompt reletting of the Premises in whole or in part for the remainder of the Lease Term on reasonable terms and conditions), and Tenant shall not in any event be liable for any damages reasonably mitigatable by Landlord.  Landlord waives any right of distraint, distress for rent or Landlord’s lien that may arise at law.

11.3         Landlord’s Default and Tenant’s Remedies:  In the event Landlord fails to perform any of its obligations under this Lease and fails to cure such default within sixty

(60) days after written notice from Tenant specifying the nature of such default where such default could reasonably be cured within said sixty (60) day period, or fails to commence such cure within said sixty (60) day period and thereafter continuously with due diligence prosecute such cure to completion where such default could not reasonably be cured with said sixty (60) day period, then Tenant shall have the following remedies:

A.            Tenant may proceed in equity or at law to compel Landlord to perform its obligations and/or to recover damages proximately caused by such failure to perform (except to the extent Tenant has waived its right to damages resulting from injury to person or damage to property as provided herein).

B.            Tenant may cure any default of Landlord at Landlord’s cost and deduct the cost of such cure from the next installments of Rent and any other amounts payable under this Lease.

ARTICLE 12

TERMINATION

12.1         Surrender on Termination:  Upon termination of this Lease for any cause, subject to Section 11.2B of this Lease, Tenant shall quit and surrender the Premises to Landlord, without delay, in good order, condition and repair, ordinary wear and tear excepted.  Upon such termination of this Lease at the end of the Term, at Landlord’s option, Landlord shall (a) acquire the Improvements at Tenant’s actual, non-depreciated cost, upon payment of which title to the Improvements on the Premises shall automatically vest in Landlord without the execution of any further instrument, or (b) require that Tenant remove the Improvements, at Tenant’s sole cost and expense, in which event Tenant, within sixty (60) days after receipt of written notice from Landlord that Landlord does not intend to acquire the Improvements, shall notify Landlord in writing whether Tenant intends to complete such demolition and removal.  If Tenant notifies Landlord that Tenant intends to complete such demolition and removal, Tenant shall have a period, not to exceed ninety (90) days after the end of the Lease term, in which post-lease period no Rent or other sums shall be due from Tenant under this Lease, to complete such demolition and removal.  If Tenant demolishes the Improvements, all salvage shall belong to Tenant and without any obligation to repair or restore the Improvements or to reimburse Landlord for the cost or value of the Improvements so demolished; provided, however, that title to such Improvements existing on the Premises on the date which is ninety (90) days after the end of the Lease Term shall vest in Landlord and the same shall become the property of Landlord without notice or execution of further instruments and without cost, expense or obligation of any kind or nature to Landlord or Tenant.  If Tenant demolishes the Improvements, Tenant shall clear all demolition debris from the Premises, repair damage caused during the demolition activity and level grade the Premises.  If Tenant notifies Landlord prior to the end of the sixty (60) day notice period set forth in this Section 12.1 that Tenant does not intend to demolish the Improvements, title to such Improvements existing on the Premises at the end of the Lease Term shall vest in Landlord and the same shall become the property of Landlord without notice or execution of further instruments and without cost, expense or obligation of any kind or nature to Landlord or Tenant.  In no event shall the provisions hereof impose any obligation upon Tenant to replace Improvements that are demolished or removed or to restore and/or reconstruct Improvements following any damage or condemnation unless Tenant is required to do so by Article 9 or Article 10.

12.2         Recognition of Tenant’s Subtenants:  If this Lease is terminated for any reason prior to the expiration of the Lease Term, Tenant shall assign to Landlord all of Tenant’s rights in and to any subleases affecting the Property and Landlord shall recognize all subtenants of Tenant who are not then in Default under the terms of their respective subleases as provided in Section 13.3.

12.3         Removal of Trade Fixtures:  Upon termination of this Lease, Tenant may remove or cause to be removed all Trade Fixtures installed in the Improvements and all personal property of Tenant.  If, during the removal of any Trade Fixtures from the Improvements, the Premises is damaged, Tenant shall repair any damage to the Premises caused thereby.  Any Trade fixtures that are not removed from the Improvements within six (6) months after the date of any termination of this Lease shall thereafter shall belong to Landlord without the payment of any consideration.

12.4         Tenant’s Quitclaim:  Upon the expiration of the Lease Term, or any sooner termination of this Lease, Tenant agrees to execute, acknowledge and deliver to Landlord a proper instrument in writing, releasing and quitclaiming to Landlord all right, title and interest of Tenant in and to the Premises and the Improvements and personal property of Tenant, if any, remaining on the Premises at the later of the end of the Lease Term or the expiration of the post-lease term demolition and removal period as may be applicable pursuant to Section 12.1 above.

ARTICLE 13

ASSIGNMENT AND SUBLETTING

13.1         Assignment by Tenant:  Tenant shall have the following rights to assign or otherwise transfer Tenant’s Estate:

A.            Tenant shall have the absolute right to assign or otherwise transfer all or part of Tenant’s Estate so long as the assigning Tenant and its assignee both agree to become personally liable for the full and faithful performance of the Tenant’s obligations under this Lease and the assignee acquires all necessary licenses to continue the gaming operation then being conducted on the Premises.

B.            Tenant shall also have the right to assign or other-wise transfer all or part of Tenant’s Estate to (i) any person(s) or entity(s) with the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, or (ii) a “Permitted Assignee” (as defined below) without Landlord’s consent.  If Tenant so assigns or transfers Tenant’s Estate pursuant to this Section 13.1B, then Tenant shall be released from all further liability under this Lease arising or accruing after the effective date of such assignment.

C.            No assignment or transfer by Tenant pursuant to this Section 13.1 shall be effective unless (i) Tenant shall have given Landlord reasonable notice of the proposed assignment or transfer and, if applicable, appropriate documentation as evidence that the proposed assignee or transferee qualifies as a Permitted Assignee, and (ii) the proposed assignee or transferee shall have agreed in writing to assume and perform all obligations of Tenant under this Lease arising after the date of transfer.

13.2         Permitted Assignee Defined:  As used herein, the term “Permitted Assignee” shall mean (i) any Affiliate of Tenant, or (ii) any person or entity whose tangible net worth on the date of assignment (computed according to generally accepted accounting principles) is greater than the then equivalent (adjusted for changes in the purchasing power of the dollar during the Lease Term) of Ten Million Dollars ($10,000,000) in 1993.

13.3         Subletting:  Tenant shall have the absolute and unrestricted right to sublease all or any part of the Property during the Lease Term to any person(s) or entity(s) for uses consistent with the uses permitted by this Lease, and Landlord shall recognize the rights of each such person or entity under its respective sublease so long as it is not in default under such sublease: provided, however, that no sublease to a subtenant to conduct Gaming Operations at the Property may be made without Landlord’s prior written consent (not to be unreasonably withheld or delayed).  No sublease shall release Tenant from primary liability for all obligations of Tenant under this Lease.  Upon written request by Tenant, Landlord shall execute with each such subtenant a recognition and non-disturbance agreement in form reasonably satisfactory to Tenant in substance providing that in the event this Lease is terminated, Landlord will recognize the rights of such subtenant under its sublease so long as such subtenant is not in default, all so long as each of the following is satisfied:

A.            The term of the sublease does not exceed the Lease Term, as it may be extended;

B.            The sublease contains a provision reasonably satisfactory to Landlord requiring the subtenant to attorn to (and pay sublease rent to) Landlord if Tenant defaults under this Lease; and

C.            Tenant shall have submitted to landlord a true copy of the sublease.

ARTICLE 14

TRANSFER OF PREMISES BY LANDLORD

14.1         Transfer by Landlord:  Subject to the restrictions set forth in this Section, to the right of first refusal of Tenant set forth in Section 14.2, and to Tenant’s prior written consent (not to be unreasonably withheld or delayed), Landlord may assign and transfer all of Landlord’s Estate at any time during the Lease Term, but only if such assignee shall have (A) currently in force all licenses, permits and approvals (including, without limitation, gaming licenses and liquor licenses) required for Tenant’s uninterrupted use, operation, possession and occupancy of the Property in Tenant’s then-current manner and Tenant’s exercise of all its rights and privileges under this Lease, and (B) by written agreement, agreed to (i) recognize Tenant under this Lease, (ii) assume the obligations of Landlord imposed herein, and (iii) be bound by each and every term hereof, including, without limitation, the terms of Section 14.2 whereby Tenant has a continuing right of first refusal to purchase Landlord’s Estate.  In no event shall Landlord have the right to transfer or otherwise assign (a) less than all of Landlord’s Estate without Tenant’s prior written consent, which consent may be refused in Tenant’s sole and absolute discretion, and any such transfer without Tenant’s consent shall be voidable by Tenant, or (b) any right, title or interest in Landlord’s Estate if such transfer or assignment would, directly or indirectly, impair, suspend, increase the cost of or otherwise interfere with Tenant’s possession, occupancy, use or operation of the Property to any extent; whether in its then-current manner or in any other manner permitted under this Lease (including, without limitation, any transfer or assignment to any person or entity that does not then hold all full, final, properly issued and valid licenses required of such person or entity to permit Tenant’s Gaming Operations from and at the Property).

14.2         Tenant’s Right of First Refusal:  If at any time during the Lease Term (as the same may be extended), Landlord shall desire to transfer Landlord’s Estate, then Landlord shall first offer to Tenant the opportunity to purchase Landlord’s Estate by giving Tenant written notice of the terms upon which it would be willing to sell Landlord’s Estate (“Landlord’s First Offer”).  Tenant shall have the exclusive right to purchase Landlord’s Estate upon the terms and conditions stated in Landlord’s First Offer, which Tenant may exercise only by giving written notice to Landlord of Tenant’s exercise of said right within thirty (30) days following the date of receipt by Tenant of Landlord’s First Offer.  If Tenant timely exercises its right, it shall purchase Landlord’s Estate on the terms and conditions contained in Landlord’s First Offer.  However, in the event Tenant does not so accept Landlord’s First Offer within said thirty (30) day period, then Landlord may sell Landlord’s Estate to any third party for the same purchase price contained in Landlord’s First Offer and otherwise on the same terms and conditions contained in Landlord’s First Offer so long as such sale and transfer is consummated within one hundred twenty (120) days after delivery to Tenant of Landlord’s First Offer.  If, within said one hundred twenty day (120) period, Landlord receives a bona fide offer from a third party to purchase Landlord’s Estate for a price less than that contained in Landlord’s First Offer, or Landlord shall receive a bona fide offer from a third party to purchase Landlord’s Estate for the price contained in Landlord’s First Offer and not otherwise on the same terms and conditions contained in Landlord’s First Offer and Landlord desires to accept such offer, then Landlord shall give written notice to Tenant setting forth the terms of such offer and the fact that Landlord is willing to accept such offer (“Landlord’s Second Notice”).  Tenant shall have the right to purchase Landlord’s Estate at the price and upon the terms and conditions stated in Landlord’s Second Notice exercisable by giving written notice to Landlord of Tenant’s exercise of such right within fifteen (15) days following the day that Tenant receives Landlord’s Second Notice.  In the event that Tenant shall elect to so purchase Landlord’s Estate, then it shall do so upon the terms and conditions contained in Landlord’s Second Notice.  If Tenant does not notify Landlord of its agreement to purchase Landlord’s Estate upon such terms within said fifteen (15) day period, then Landlord may sell Landlord’s Estate to any third party in strict accordance with the terms and conditions contained in Landlord’s Second Notice.  If Landlord’s Estate has not been sold and transferred after one hundred twenty (120) days have passed since Tenant shall have received Landlord’s First Offer, then any election by Landlord to assign and sell Landlord’s Estate shall be deemed a new determination to do so and shall be subject to all of the procedures set forth in this Section.  Notwithstanding the election of Tenant not to exercise the right of first refusal contained in this Section, the provisions of this Section shall continue to apply to any successor in interest of Landlord.  Notwithstanding anything contained herein, the provision of this Section 14.2 shall not apply to any transfer among the members of Landlord existing on the Execution Date or the transfer by such members to any family trust or Limited Liability Company permitted by the terms of Operating Agreement of the Landlord in effect on the Execution Date so long as the rights granted to Tenant in such Operating Agreement are adhered to.

ARTICLE 15

LEASEHOLD MORTGAGES

15.1         Right to Encumber Tenant’s Estate:  Tenant may at any time and from time to time during the Lease Term encumber Tenant’s Estate by one or more mortgages, deeds of trust or other proper instruments as security for the repayment of such loan(s) as Tenant may desire, without having Landlord consent to or join in the execution of such instrument.  Tenant represents and warrants to Landlord that as of the Effective Date, there are no Leasehold Mortgages recorded against the Improvements or Tenant’s interest in the Prior Lease.  Any such encumbrance shall be referred to herein as a “Leasehold Mortgage”, and the holder of any Leasehold Mortgage shall be referred to as a “Leasehold Mortgagee”.  Immediately following settlement on such financing, Landlord shall give Tenant a copy of any mortgage or other security document recorded or filed against the Initial Acquisition Property and/or the Premises or any part thereof.  Any Leasehold Mortgage shall be subject to all of the covenants and conditions of this Lease.  Any Leasehold Mortgage shall provide that the Leasehold Mortgagee shall be subrogated to any and all of the rights of Landlord under this Lease in the event the Leasehold Mortgagee cures a default by Tenant.  If Leasehold Mortgagee does not cure a default by Tenant under this Lease and as a result of such default, this Lease is terminated by Landlord, or in the event Tenant shall terminate this Lease in accordance with any specific right to do so under this Lease, Leasehold Mortgagee acknowledges and agrees that neither the Landlord nor the Premises shall be liable for nor shall title to the Premises be affected by the lien of the Leasehold Mortgagee from and after the effective date of any such termination.

B.            Any Leasehold Mortgage shall include the following provisions:

(i)            The Leasehold Mortgagee shall specifically acknowledge that insurance proceeds received in the event of any damage to the Premises shall be applied as provided in Section 9.4(C) of this Lease.

(ii)           The Leasehold Mortgagee shall provide to Landlord a copy of any notice of default delivered to Tenant under the applicable Leasehold Mortgage.

15.2         Notice:  Tenant shall give written notice of any Leasehold Mortgage to Landlord and shall forward to Landlord a copy of any instrument evidencing such Leasehold Mortgage along with copies of all other loan documents recorded against Tenant’s leasehold interest within thirty (30) days after the recording thereof.  Tenant shall include with such written notice the address of the Leasehold Mortgagee or its designee to which copies of notices should be mailed.  After having been notified of the existence of a Leasehold Mortgage, Landlord shall deliver to the Leasehold Mortgagee thereunder or its designee at such address a duplicate copy of all notices delivered by Landlord to Tenant under the terms of this Lease.  Such duplicate copies shall be delivered to the Leasehold Mortgagee concurrently with the delivery of the notices to Tenant.

15.3         Leasehold Mortgagee’s Rights and Obligations Prior to Foreclosure:  Any Leasehold Mortgagee may, but shall not be required to unless and until the Leasehold Mortgage is foreclosed, pay any of the rent due under this Lease, procure and maintain any insurance, pay any Impositions, make any repairs or improvements, and do any other act required of Tenant by the terms of this Lease in order to cure a default of Tenant, prevent a forfeiture of the Lease, or otherwise protect its security interest in Tenant’s Estate.  In this regard, the Leasehold Mortgagee, pursuant to the terms of its Leasehold Mortgage and for purposes of protecting its security interest in Tenant’s Estate, may enter into possession of the Property, collect rents due from subtenants of Tenant, and otherwise perform such acts as the Leasehold Mortgagee may deem necessary to so protect its security.  Any such payment or act by the Leasehold Mortgagee shall be as effective hereunder as if done by Tenant, and may be done by the Leasehold Mortgagee without assuming the obligations of Tenant under this Lease and without causing a default under this Lease, and Landlord shall accept such payment or act by or at the instance of any Leasehold Mortgagee as if the same had been made by Tenant.  Subject to compliance by a Leasehold Mortgagee with the provisions of Section 15.4, no default shall be deemed to exist under this Lease if proceedings shall in good faith have been commenced by the Leasehold Mortgagee to rectify Tenant’s default and such proceedings are prosecuted by the Leasehold Mortgagee to completion with diligence and continuity.

15.4         Termination.  Notwithstanding anything to the contrary in this Lease, Landlord may terminate this Lease because of a default hereunder only after Landlord has delivered to each Leasehold Mortgagee a written notice specifying such default and:

(a)           Such default is a failure by Tenant to pay any funds to Landlord or its nominee, successor or assigns, and no Leasehold Mortgagee cures such default within sixty (60) days after the expiration of Tenant’s cure period; or
(b)           In the event of any other default hereunder susceptible to being cured by a Leasehold Mortgagee, no Leasehold Mortgagee commences within sixty (60) days after the expiration of Tenant’s cure period the work of curing such default and carrying same to completion with all reasonable dispatch.  If such default cannot be cured by a Leasehold Mortgagee without such Leasehold Mortgagee obtaining possession of the Property or title to Tenant’s Estate, a Leasehold Mortgagee commencing and thereafter pursuing to completion proceedings to obtain possession and/or to foreclose the lien held by such Leasehold Mortgagee or diligently proceeding to obtain title to Tenant’s Estate by deed or assignment in lieu of foreclosure shall be deemed to satisfy the foregoing requirement that such Leasehold Mortgagee commences within thirty (30) days after obtaining such possession or such title the work of curing such default and carries the same to completion with all reasonable dispatch; or

(c)           In the event of a default of this Lease that is not susceptible to being cured by a Leasehold Mortgagee, such default shall be deemed to be cured if within one hundred twenty (120) days after the expiration of Tenant’s cure period, a Leasehold Mortgagee shall have commenced foreclosure or other appropriate proceedings in the nature thereof and such Leasehold Mortgagee shall thereafter diligently prosecute such proceedings to completion; or
(d)           Notwithstanding anything to the contrary in this Section 15.4, if a Leasehold Mortgagee has not cured any default within the time periods prescribed above, Landlord’s right to terminate this Lease shall be suspended so long as the following are true:

(i)            the Leasehold Mortgagee is proceeding diligently pursuant to any of the provisions of this Section 15.4; and

(ii)           Landlord is receiving rental payments hereunder either as a result of such Leasehold Mortgagee continuing the minimum Gaming Operations as provided in Section 5.4 above or, if such Leasehold Mortgagee is not legally able under Mississippi Gaming Commission regulations to continue such minimum Gaming Operations at the Premises, such Leasehold Mortgagee pays to Landlord monthly Rent in an amount equal to the average monthly Rent paid under this Lease for the twelve (12) month period immediately prior to the Event of Default by Tenant.

(e)           Nothing herein contained shall be deemed to require any Leasehold Mortgagee to continue with such foreclosure or any other proceedings, or once having obtained possession of the Property to continue in possession thereof, but the failure of a Leasehold Mortgagee to pay make rental payments as provided in this Lease shall give Landlord the right to exercise its remedy rights under this Lease.

15.5         Leasehold Mortgagee’s Rights and Obligations following a Foreclosure:  Should a Leasehold Mortgagee or its designee acquire Tenant’s Estate as a result of a foreclosure, a deed or assignment in lieu of foreclosure, or a sale under a Leasehold Mortgage pursuant to a power of sale contained therein, such Leasehold Mortgagee or designee shall acquire Tenant’s Estate subject to all of the provisions of this Lease (specifically including options to purchase, rights of first refusal and the provisions of this Article 15); provided, however that such Leasehold Mortgagee or designee shall have no liability under this Lease except during such time as it owns Tenant’s Estate and only with respect to any loss, damage, injury or liability resulting from its own (i) negligence, (ii) willful misconduct, or (iii) act or omission constituting a breach under this Lease.

15.6         Non-Liability of Leasehold Mortgagee:  Except as may be required by a Leasehold Mortgagee pursuant to Section 15.4 above in order to maintain the Lease in full force and effect, a Leasehold Mortgagee shall not be obligated to perform Tenant’s obligations under this Lease unless and until the Leasehold Mortgagee acquires Tenant’s Estate by foreclosure or other similar proceedings.

15.7         No Restriction on Assignment:  Notwithstanding anything to the contrary contained in this Lease, this Lease may be transferred or assigned without Landlord’s consent as a result of a foreclosure, a deed or assignment in lieu of foreclosure or a sale under the Leasehold Mortgage pursuant to a power of sale contained therein.  Notwithstanding the provisions of Section 13.1, if a Leasehold Mortgagee or any other person acquires Tenant’s Estate as a result of a sale under the Leasehold Mortgage pursuant to a power of sale contained therein, a judgment of foreclosure, or by deed or other instrument in lieu of foreclosure, such Leasehold Mortgagee or other person shall have the privilege of assigning or transferring Tenant’s Estate to any other person(s) or entity(s) without the prior consent of Landlord, provided, however, that there shall be delivered to Landlord in due form for recording (i) a duplicate original of the instrument of assignment, and (ii) an instrument of assumption by the transferee of all of Tenant’s obligations under this Lease, and the Leasehold Mortgagee or other person who so acquired Tenant’s Estate through foreclosure proceedings shall be relieved of any further liability under the Lease from and after the effective date of such transfer.

15.8         New Lease:  Upon termination of this Lease by Landlord on Tenant’s default hereunder, or upon a Leasehold Mortgagee’s acquisition of Tenant’s Estate by way of foreclosure or otherwise, at any Leasehold Mortgagee’s request given within sixty (60) days of such termination or acquisition Landlord shall enter into a new lease of the Premises with such Leasehold Mortgagee, effective as of the date of such termination or acquisition (but with the same relative priority as this Lease with regard to encumbrances on the Premises) for the remainder of the Lease Term and at the same Rent and upon the same terms and conditions contained in this Lease (including the option to purchase and right of first refusal set forth herein); provided, however, that the tenant under such lease shall have the right to assign its interest in such lease on the terms set forth in Section 15.7 hereof.  The Leasehold Mortgagee shall pay all costs, fees, expenses and legal fees incurred by Landlord in connection with the execution of such new lease.  Following the termination of this Lease by Landlord on Tenant’s default and until each Leasehold Mortgagee has failed within sixty (60) days to demand a new lease, Landlord shall not alter or in any way demolish any Improvements on the Property, nor modify or terminate any subleases. At the time of the execution and delivery of any new lease pursuant to this Section 15.8, Landlord shall execute and deliver to the party executing such new lease as the tenant, a quit claim grant deed to the improvements, if any, on the Property that are the property of Landlord and a quit claim bill of sale to the furnishings, fixtures, furniture, equipment, and personal property thereon, if any, that are the property of Landlord, both of which documents shall be effective as of the effective date of such new lease.  Concurrent with the delivery of such quit claim grant deed and the quit claim bill of sale, Landlord shall deliver to the new tenant under such new lease an assignment of Landlord’s rights under all subleases and sub-subleases affecting any portion of the Property and memorandum of such new lease in recordable form.  In the event that a nominee or designee of any Leasehold Mortgagee shall be the tenant under such new lease, such designee or nominee shall, at its election, have the right to continue its lien against such new lease and the improvements located on the Property as well as all fixtures and personal property located thereon to secure payment of its then existing outstanding indebtedness.

15.9         Covenant of Cooperation:  Landlord covenants and agrees to execute any documents reasonably required by any lender making a Leasehold Mortgage to effectuate the foregoing so long as Landlord assumes no liability whatsoever thereunder and this Lease shall remain prior to any such Leasehold Mortgage.

15.10       No Amendment:  So long as any Leasehold Mortgage is in effect and Landlord has been given notice of its existence, then this Lease will not be voluntarily canceled, surrendered, terminated, amended, modified or in any manner altered, or any provision hereof waived or deferred by Tenant, without the prior written consent of all Leasehold Mortgagees (except as otherwise provided or permitted under their respective Leasehold Mortgages).  Landlord and Tenant covenant and agree to cooperate in including in this Lease by suitable amendment, from time to time, any provision which may reasonably be requested by any proposed Leasehold Mortgagee for the purpose of implementing the mortgagee protection provisions contained in this Lease and allowing such Leasehold Mortgagee reasonable means to protect or preserve the lien of the Leasehold Mortgage on the occurrence of a default by Tenant hereunder.  Landlord and Tenant each agree to execute and deliver (and to acknowledge, if necessary, for recording purposes) any document necessary to effect any such amendment; provided, however, that any such amendment shall in no event affect the term or rent under this Lease or otherwise adversely affect any rights of Landlord or Tenant hereunder in any material respect.

15.11       No Merger:  So long as there is a Leasehold Mortgage in effect, Tenant’s Estate will not merge with Landlord’s Estate by reason of the fact that (i) Tenant’s Estate is acquired by Landlord, or (ii) Landlord’s Estate is acquired by Tenant.

15.12       Certain Obligations of Leasehold Mortgagee in Possession.  Notwithstanding anything to the contrary in this Lease, after any party who is a Leasehold Mortgagee has obtained or holds title to this Lease or possession of the Property by foreclosure or deed in lieu of foreclosure, then no requirement or covenant contained in this Lease requiring Tenant for any purpose to post a bond or provide any other security shall be applicable or enforceable against any such party.

15.13       Designees and Nominees:  All references in this Lease to a mortgagee or beneficiary under a deed or trust or a Leasehold Mortgagee shall be construed to also refer to any such mortgagee’s, beneficiary’s or Leasehold Mortgagee’s designee or nominee.

15.14       Tenant’s Rejection of Lease in Bankruptcy:  If Tenant shall reject this Lease pursuant to Section 365 (a) of the Bankruptcy Code, 11 U.S.C. § 365(a), then Landlord shall serve on each Leasehold Mortgagee written notice of such rejection, together with a statement of all sums at the time due under this Lease (without giving effect to any acceleration), and of all other defaults under this Lease then known to Landlord (the “Rejection Notice”).  Leasehold Mortgagee shall have the right, but not the obligation, to serve on Landlord within twenty (20) days after service of the Rejection Notice a notice (the “Assumption Notice”) that the Leasehold Mortgagee elects to (a) assume this Lease and (b) cure all defaults outstanding thereunder (x) in accordance with Section 15.4(a) of this Lease as to defaults in the payment of money, and (y) in accordance with Sections 15.4(b), (c) or (d) of this Lease as to other defaults; provided, that Leasehold Mortgagee’s failure to give an Assumption Notice within said twenty (20) day period shall be deemed to be Leasehold Mortgagee’s election not to assume this Lease; provided further, that in the event that the cure periods set forth in Section 15.4 would give to Leasehold Mortgagee less than thirty (30) days from the receipt by Leasehold Mortgagee of such Rejection Notice to make or commence such cure, then Leasehold Mortgagee shall have thirty (30) days from receipt by Leasehold Mortgagee from Landlord of such Rejection Notice to cure defaults described in Section 15.4(a) and to commence the cure of non-monetary defaults described in Sections 15.4(b), (c) and (d) and complete such cures in accordance with such Section (collectively, the “Bankruptcy Cure Periods”).  If Leasehold Mortgagee serves the Assumption Notice, then, as between the Landlord and Leasehold Mortgagee (1) the rejection of the Lease by Tenant shall not constitute a termination of this Lease, (2) the Leasehold Mortgagee assumes the obligations of Tenant under this Lease without any instrument of assignment or transfer from the Tenant and (3) Leasehold Mortgagee shall consummate the assumption of the Lease by curing all defaults (susceptible of being cured by Leasehold Mortgagee) under the Lease by outstanding as of the date of rejection or arising or accruing from such date to the date of assumption in accordance with the bankruptcy cure Periods.  Tenant acknowledges that in the event Leasehold Mortgagee serves the Assumption Notice, then the Leasehold Mortgagee’s rights under this Lease following an assumption of the Lease by Leasehold Mortgagee shall be free and clear of all rights, claims and encumbrances of or in respect of Tenant.

The above notwithstanding, in the event that Landlord fails to give Leasehold Mortgagee the Rejection Notice, Landlord shall have no liability to Leasehold Mortgagee or Tenant under this Lease or otherwise for such failure to give the Rejection Notice or any consequences resulting therefrom, and such failure shall not constitute or be deemed to be a breach hereof or a default hereunder.

Notwithstanding any provision of this Lease, if Tenant shall have rejected this Lease pursuant to Section 365(a) of the Bankruptcy Code, 11 U.S.C. § 365(a), then as between Landlord and Leasehold Mortgagee this Lease shall remain in full force and effect until the earlier to occur of the following:  (i) Landlord shall have given the Rejection Notice provided for above and Leasehold Mortgagee shall have failed to give timely the Assumption Notice or, having given the Assumption Notice, shall have failed to cure within the Bankruptcy Cure Periods any defaults required to be cured hereunder, or (ii) Leasehold Mortgagee shall have served on Landlord a notice of Leasehold

Mortgagee’s election not to assume this Lease.  If Leasehold Mortgagee does not assume this Lease or, after assuming the same fails to fulfill the terms hereof, Landlord shall have the right to terminate this Lease as provided herein and in the event of such termination, all rights of Leasehold Mortgagee in the Premises and the Improvements shall cease and be of no further force and effect.

ARTICLE 16

ENVIRONMENTAL

16.1         Landlord’s Representations:  Except as disclosed in writing to Tenant by Landlord prior to the Effective Date or as disclosed in writing to Tenant in any consultant’s report prior to the Effective Date, Landlord warrants and represents (i) no Hazardous Material (as defined in Section 16.6) is present on the Premises or the soil, surface water or groundwater thereof; (ii) no underground storage tanks or asbestos containing building materials are present on the Premises; and (iii) no action, proceeding or claim is pending or threatened concerning the Premises concerning any Hazardous Material or pursuant to any environmental law (as defined in Section 16.5).  Landlord has delivered to Tenant all reports and environmental assessments of the Premises conducted at the request of or otherwise available to Landlord, and Landlord has complied with all environmental disclosure obligations imposed upon Landlord by applicable law with respect to this transaction.

16.2         Covenant to Comply with Environmental Laws:  Within the time permitted by applicable law, Tenant, at its sole cost, shall perform or cause to be performed, any investigation, remediation, removal action or detoxification of the Premises, and shall comply with any Environmental Law, relating to any Hazardous Material released, disposed, discharged or emitted on or about the Premises during the Lease Term by Tenant or Tenant’s employees or agents.  Within the time permitted by applicable law, Landlord, at its sole cost, shall perform or cause to be performed, any investigation, remediation, removal action or detoxification of the Premises and shall comply with any Environmental Law relating to any Hazardous Material present at any time on or about the Premises or the soil, air, improvements, groundwater or surface water thereof, except to the extent that such Hazardous Material is released, discharged or emitted on or about the Premises during the Lease Term by Tenant or Tenant’s employees or agents.

16.3         Tenant Indemnity:  Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, and hold harmless Landlord, its employees, agents, contractors, stockholders, partners, officers, directors, successors, personal representatives, and assigns (collectively the “Landlord Indemnitees”) from and against all claims, actions, suits, proceedings, judgments, losses, costs, personal injuries, damages, liabilities, deficiencies, fines, penalties, attorneys’ fees, consultants’ fees, investigations, detoxifications, remediations, removals and expenses of every type and nature (“Claims”), to the extent caused by the release, disposal, discharge or emission of Hazardous Materials on or about the Premises during the Lease Term by Tenant or Tenant’s employees or agents.  Notwithstanding anything to the contrary in this Lease,

Tenant shall have no other liability, responsibility or duty to reimburse Landlord with respect to any Hazardous Material on or about the Premises or any Environmental Law regarding the Premises or the soil, air, improvements, groundwater or surface water thereof.

16.4         Landlord Obligations:

A.            Landlord shall undertake, control and complete, at Landlord’s sole cost and expense and to Tenant’s reasonable satisfaction, the extent required by applicable Environmental Laws, investigation and remediation of any and all Hazardous Materials in, on or under the Premises or about the Premises or about the Premises to the extent caused by Hazardous Materials now and heretofore in, on or under the Premises (i) known to Landlord as of April 9, 1993, or (ii) disclosed by any environmental reports existing as of such date with respect to the Premises or any portion thereof.

B.            If any court or governmental agency orders Landlord to investigate or remediate any Hazardous Materials located in, on, under or about the Premises, Landlord shall comply with such order at its sole cost without contribution from Tenant, except to the extent that the presence of such Hazardous Materials was caused by Tenant or persons under Tenant’s control.

C.            Landlord shall indemnify, defend with counsel reasonably acceptable to Tenant, and hold harmless Tenant, its employees, agents, contractors, stockholders, partners, officers, directors, successors, subtenants, personal representatives and assigns (collectively the “Tenant Indemnitees”) from and against all Claims (as defined in Section 16.3) arising from or relating to compliance with the order of any court or governmental agency regarding Hazardous Materials present at any time on or about the Premises; except to the extent that the foregoing actually results from (i) the release, disposal, discharge or emission of Hazardous Materials on or about the Premises, during the Lease Term by Tenant or Tenant’s employees or agents or (ii) the act or omission of any other party (other than Landlord or persons under Landlord’s control) who places, transports, discharges or releases Hazardous Materials to the surface of the Premises after Tenant has the exclusive right to occupy the Premises.  Landlord’s foregoing indemnification shall include liability for any and all costs incurred by Tenant in connection with any such court or governmental agency, including, without limitation, attorneys’ and consultants’ fees, but shall not include any liability for any lost profits or other consequential damages incurred by Tenant.

D.            At such time as Tenant, at its cost and expense, undertakes the demolition of those structures presently located on the Premises, Landlord shall, in compliance with applicable Environmental Laws, remove and dispose of any and all asbestos located in the structures being demolished.  Landlord shall coordinate such removal activities with Tenant’s demolition and construction activities.  Prior to Tenant’s awarding a demolition contract with respect to existing structures on the Premises, Tenant, its consultants and Landlord shall identify the location of all asbestos in such structures.  As part of its demolition contract award process, Tenant shall require contract applicants to state the amount of their bid for demolition, assuming there was no asbestos in the structures to be demolished.  Tenant shall then identify all parts of such structures which will be removed and disposed of by Landlord in accordance with its obligations concerning asbestos removal described above.  Tenant shall then require applicants to state the amount of their bid for demolition, excluding the obligation to demolish and remove such identified portions of the structures.  If the applicant to which Tenant awards the demolition contract reduces its bid as a result of Landlord’s removal and disposal of such identified portions of the structures, Tenant shall pay Landlord an amount equal to such cost savings.  Such payment shall constitute payment in full for Landlord’s asbestos removal and disposal activities hereunder.

E.             Notwithstanding the foregoing provisions of this Section 16.4, in the event that any claims (as defined in Section 16.3) arise during the Lease Term with respect to Hazardous Materials on or about the Premises that have actually resulted directly from the release, disposal, discharge or emission of Hazardous Materials in the Back Bay of Biloxi by parties other than Landlord or Tenant, Landlord and Tenant shall each bear fifty percent (50%) of all costs to remediate, remove or otherwise deal with such Hazardous Materials in accordance with Environmental Laws, and Landlord and Tenant shall both join in any resulting litigation and shall each bear fifty percent (50%) of all costs (including attorneys’ and consultant’s fees) of such litigation.

F.             Landlord shall perform all of its investigative, remediation and other obligations under this Section 16.4 in a manner which will minimize interference with and disruption of the operations of Tenant.

16.5         Definition of Environmental Laws:  As used herein “Environmental Laws” shall mean all local, state or federal laws, statutes, ordinances, rules, regulations, judgments, injunctions, stipulations, decrees, orders, permits, approvals, treaties or protocols now or hereafter enacted, issued or promulgated by any governmental authority which relate to any Hazardous Material or to the use, handling, transportation, production, disposal, discharge, release, emission, sale or storage of , or the exposure of any person to, a Hazardous Material.

16.6         Definition of Hazardous Material:  The term “Hazardous Material” shall mean any material or substance that is now or hereafter prohibited or regulated by any law or that is now or hereafter designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation, (i) oil and petroleum products, (ii) explosives, (iii) radioactive substances and materials, (iv) hazardous, ultra-hazardous or toxic substances or wastes, (v) asbestos, (vi) urea formaldehyde, (vii) polychlorinated biphenyls and transformers or other equipment which contain fluid containing polychlorinated biphenyls, (viii) radon gas, and (ix) chemicals, materials or substances now or hereafter defined or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, or “toxic substances”, or words of similar import, under any law, including, not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as now or hereafter amended (“CERCLA”), the Hazardous Materials Transportation Act, as now or hereafter amended, the Resource Conservation Recovery Act, as now or hereafter amended, the Federal

Water Pollution Control Act, as now or hereafter amended, the Clean Air Act, as now or hereafter amended, the Occupational Safety and Health Act, as now or hereafter amended, and similar laws now or hereafter enacted.

16.7         Exclusive Provisions:  This Article 16 constitutes the entire agreement between Landlord and Tenant regarding Hazardous Materials and Environmental Laws.  No other provision of this Lease shall be deemed to apply thereto.

ARTICLE 17

GENERAL PROVISIONS

17.1         Estoppel Certificates:  Each party agrees/promptly following request by the other to execute and deliver to the other an estoppel certificate, (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect and the date to which the rent and other charges are paid in advance, if any; and (ii) acknowledging that, to the responding party’s knowledge, there are not any uncured defaults on the part of either party hereunder, or, if there exist any such uncured defaults, stating the nature of such uncured defaults; and (iii) evidencing the status of the Lease as may be required either by a lender making a loan to be secured by Tenant’s Estate or by a purchaser of the Premises or Tenant’s Estate.  A party’s failure to deliver an estoppel certificate as required herein within twenty (20) days following receipt of written request therefor shall be conclusive upon such party that as of the date of said request (i) this Lease is in full force and effect, without modification; (ii) there are no uncured defaults under this Lease on the part of either party; and (iii) no Rent more than one monthly installment thereof has been paid in advance, all except as may otherwise be set forth in such request.

17.2         Holding Over:  This Lease shall terminate without further notice on the last day of the Lease Term.  Any holding over by Tenant after such date shall not constitute a renewal or extension of this Lease or give Tenant any rights in or to the Property except as expressly provided herein.  Any holding over after such date with the consent of Landlord shall be construed to be a tenancy from month to month, at the same Rental (pro-rated) due as of the last month of the Lease Term, and shall otherwise be on the terms and conditions herein specified insofar as applicable.

17.3         Notices:  Any notice required or desired to be given pursuant to this Lease shall be in writing with copies directed as below indicated and shall be personally served or, in lieu of personal service, by depositing same in the United State mail, postage prepaid, certified  or registered mail with request for return receipt, in which latter event such notice shall be deemed delivered seventy-two (72) hours after same shall have been so deposited in the United States mail, or when actually delivered (if earlier), and if such notice shall be addressed to Landlord, the address of Landlord is:

Raphael Skrmetta, Managing Member
Skrmetta MS, LLC
501 Destrehan Avenue
Harvey, Louisiana 70058

with a duplicate copy to:

Eric Skrmetta
117 Sena Drive
Metarie, Louisiana 70005

and if addressed to Tenant, the address of Tenant is:

BTN, Inc,
676 Bayview Avenue
Biloxi, MI 39530
ATTN:  General Manager

with a duplicate copy to:

General Counsel
Penn National Gaming, Inc.
825 Berkshire Boulevard
Wyomissing, PA  19610

Either Landlord or Tenant may change its respective addresses by giving written notice to the other in accordance with the provisions of this Section.

17.4         Attorney’s Fees:  In the event either party shall bring any action, arbitration or legal proceeding for an alleged breach of any provision of this Lease, to recover rent, to terminate this Lease or to enforce, protect, determine or establish any term, covenant or condition of this Lease or the rights or obligations hereunder of either party, the prevailing party, in addition to whatever other relief it may be entitled to, shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees and expenses and court costs.

17.5         No Merger:  The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger and shall, at the option of Landlord, operate as an assignment to Landlord of any and/or all subleases of subtenants.

17.6         Arbitration:  Any question, dispute or controversy specifically required to be determined by arbitration under any term or provision of this Lease (and only such questions, disputes or controversies) shall be determined pursuant to the provisions of this Section.  Either Landlord or Tenant may initiate such proceedings by giving written notice to the other stating an intention to arbitrate, the issue to be arbitrated, and the relief sought.  Such arbitration shall be conducted pursuant to the provisions of the laws of the State of Mississippi then in force, with the rules of procedure to be those of the American

Arbitration Association or its successor insofar as said rules of procedure do not conflict with the laws of the State of Mississippi then in force.  Once notice to arbitrate has been given, Landlord and Tenant shall jointly, within fifteen (15) days of such notice, select one arbitrator, or if they cannot agree on one arbitrator then each shall select an arbitrator within twenty (20) days of delivery of said notice, and the two arbitrators selected shall designate the third arbitrator within twenty-five (25) days of delivery of said notice.  The three arbitrators shall convene as soon as practicable and offer Landlord and Tenant the opportunity to present their cases.  If any party to the arbitration, after being duly notified, fails to appear, participate or produce evidence at an arbitration hearing, the arbitrator(s) may make an award based solely on the evidence actually presented.  The arbitrators shall, by majority vote, make such award and decision as is appropriate and in accord with the terms of this Lease, and such award shall be binding upon Landlord and Tenant and enforceable in a court of law.  The cost of arbitration shall be borne by Landlord and Tenant as determined by the arbitrators.  In the event either party fails to appoint an arbitrator or the two arbitrators fail to select a third arbitrator within the time required by this Section, then upon application of either party, the arbitrator shall be appointed by the American Arbitration Association or if there be no American Arbitration Association or it shall refuse to perform this function, then at the request of either Landlord or Tenant such arbitrator shall be appointed by the then senior judge of the Chancery Court of the State of Mississippi for the Second Judicial District of the County of Harrison.

17.7         Quiet Enjoyment:  Landlord covenants that Landlord has full right to make this Lease and that Tenant shall have quiet and peaceful possession of the Premises as against Landlord and any person claiming the same by, through or under Landlord.

17.8         No Partnership:  It is agreed that nothing contained in this Lease shall be deemed or construed as creating a partnership, joint venture, unincorporated association, or other similar relationship between Landlord and Tenant, or cause Landlord to be responsible in any way for the debts or obligations of Tenant.  Neither the method of computing rent nor any other provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

17.9         Captions:  The captions used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease.

17.10       Duplicate Originals; Counterparts:  Any executed copy of this Lease shall be deemed an original for all purposes.  This Lease may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Lease.

17.11       Time of the Essence:  Time is of the essence of this Lease.

17.12       Severability:  In the event any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect,

every other provision of this Lease shall remain and subsist in full force and effect, and this Lease shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

17.13       Interpretation:  The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.  This Lease is the result of negotiations among and has been reviewed by the parties and their respective counsel.  Accordingly, this Lease shall be deemed to be the product of both parties hereto, and no ambiguity shall be construed in favor of or against either party.  In the event that Landlord or Tenant is comprised of more than one person or entity, all covenants, obligations and liabilities of Landlord and Tenant shall be the joint and several covenants, obligations and liabilities of all such persons and entities comprising Landlord and Tenant, respectively.  When the context of this Lease requires, a reference to one gender includes the other genders, a partnership, a corporation and a joint venture, and the singular includes the plural.  The validity, construction, effect, performance and enforcement of this Lease shall be governed in all respects by the laws of the State of Mississippi.

17.14       Successors Bound:  The covenants and agreements contained in this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns, all subject to the limitations contained in Articles 13 and 14.

17.15       No Waiver:  The waiver by Landlord or tenant of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained.

17.16       Covenant of Fair Dealing:  Each party hereto agrees to act reasonably and in good faith with respect to the performance and fulfillment of the terms of each and every covenant and condition contained in this Lease.

17.17       Delays:  Any prevention, delay or stoppage due to strikes, lockouts, inclement weather, labor disputes, acts of God, inability to obtain labor, materials or fuels or reasonable substitute therefor, governmental restrictions, regulations, controls, action or inaction, civil commotion, fire or other casualty, and other causes beyond  the reasonable control of the party obligated to perform shall excuse the performance, for a period equal to the period of any said prevention, delay or stoppage, of any obligation hereunder.

17.18       Integration:  This Lease and all exhibits hereto constitute the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein.  Without limiting the generality of the foregoing sentence, in the event of any conflict between the terms and conditions of this Lease and the terms and conditions of that certain Agreement to Lease Property in Biloxi, Mississippi, dated April 9, 1993, between Boomtown, Inc. and Landlord, this Lease shall control.  Except as otherwise provided herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

17.19       Memorandum of Lease:  Concurrently with the execution and delivery of this Lease, Landlord and Tenant shall execute a Memorandum of Lease in the form of Exhibit “E” attached hereto and made a part hereof which Memorandum, when fully executed, shall be recorded in the Official Records of Harrison County, Mississippi.

17.20       Limit on Tenant’s Liability:  Notwithstanding anything to the contrary in this Lease, no stockholder or partner of Tenant nor any officer, director, agent or employee of Tenant shall have any personal liability or responsibility with respect to Tenant’s covenants and obligations hereunder or any other document executed or delivered in connection with the transactions contemplated by this Lease.  Recourse for all such covenants and obligations shall be limited strictly to the corporate or partnership assets of Tenant.  No recourse may be had against the personal assets of any stockholder, partner, officer, director, agent or employee of Tenant.

17.21       Limit on Landlord’s Liability:  Notwithstanding anything to the contrary in this Lease, no member of Landlord nor any manager, agent or employee of employee of Landlord shall have any personal liability or responsibility with respect to Landlord’s covenants and obligations hereunder or any other document executed or delivered in connection with the transactions contemplated by this Lease.  Recourse for all such covenants and obligations shall be limited strictly to the limited liability company assets of Landlord.  No recourse may be had against the personal assets of any member, manager, agent or employee of Landlord.

[CONTINUED ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Ground Lease on the respective dates below set forth to be effective as of the Effective Date.

LANDLORD:

SKRMETTA MS, LLC, a Mississippi limited liability company
Dated:	March 23, 2007
		By:	/s/ Raphael Skrmetta
RAPHAEL SKRMETTA, Manager

TENANT:

BTN, INC., a Mississippi corporation

Dated:	March 23, 2007	By:	/s/Robert S. Ippolito

		Title:	Sec/Treas

EXHIBIT “A”

Legal description of real property situated in the Second Judicial District of Harrison County, Mississippi, and described as follows:

Property in Block 1:  Commencing on the northern side Bay View Avenue at a point marked by a rod at the intersection of Bay View Avenue and extension of the east line of Main Street; thence N 73º 28’ E a distance of 440.7 feet along Bay View Avenue to a point marked by a pipe; thence North 282.0 feet to a pipe; thence to the Back Bay of Biloxi, thence westerly along Back Bay of Biloxi to a point marked by a rod on the extension of the east line of Main Street; thence south 344.4 feet to a point marked by a rod at the intersection of Bay View Avenue and the extension of the east line of Main Street and the point of beginning.  Said piece of ground contains Lots 1 through 3 inclusive, Block 1, Gorenflo’s Addition, City of Biloxi, Second Judicial District of Harrison County, Mississippi.

Property in Block 2:  Commencing at a point in Block 2 on Bay View Avenue marked by a pipe and thence South a Distance 230 feet along a line to a point marked by an iron pipe; thence South 0º 10’ East a distance of 150.4 feet to a point marked by a post; thence South 3º 37’ East a distance of 67.6 feet to a point marked by a post; thence South 1º 00’ West a distance of 257.5 feet to a point marked by a post; thence 89º 47’ West a distance of 130 feet to a point marked by a pipe; thence North along Davis Street a distance of 475.3 feet to a point marked by a pipe; thence North 89º 47’ East a distance of 130 feet to a point marked by a pipe.  Said piece of ground contains Lots 3 through 11 inclusive, Block 2, Gorenflo’s Addition, Second Judicial District of Harrison County, Mississippi.

Property in Block 3:  Commencing at a point at the corner of Bay View Avenue and Davis Street; thence South a distance of 652.5 feet along Davis Street to a point marked by a pipe; thence South 89º 47’ West a distance of 128 feet to a point marked by a pipe; thence North 0º16’ West a distance of 288.1 feet to a point marked by a post; thence South 87º 05’ West a distance of 122.3 feet to a point marked by a post on Main Street; thence North a distance of 60 feet along Main Street to a point marked by a post; thence North 89º 02’ East a distance of 76 feet to a point marked by a post; thence North 0º 04’ West a distance of 253.9 feet to a point on Bay View Avenue marked by a pipe; thence North 72º 51’ East a distance of 184.5 feet along Bay View Avenue to the point of beginning.  Said piece of ground contains Lots 1 through 11 inclusive, Block 3, Gorenflo’s Addition, and that lot having a front on Main Street of 60 feet and bounded formerly on the North by property of St. Johns Catholic Church and bounded formerly on the South by a property of Bourgeois; bounded formerly on the East by C.B. Foster Packing Company, and bounded on the West by Main Street, located in Gorenflo’s Addition to the City of Biloxi, in the Second Judicial District of Harrison County, Mississippi.

This property is also described as shown on the following pages 2  and 3 of this Exhibit “A”, and the following legal description is more expansive than the legal description above (on this page). The description on pages 2 and 3 includes tidelands property, part of Davis Street which has been vacated and part of Lot 12, Block 3, Gorenflo’s Addition.

Exhibit “A” - page 1

The description on the next two pages excludes property which has been dedicated to the City of Biloxi for cul-de-sacs.

LEGAL DESCRIPTION — PARCEL “A”

For the POINT OF BEGINNING, commence at a point on the North margin of Bay View Avenue, said point being at the intersection of said North margin of Bay view Avenue, with the extension of the East line of Main Street; thence run North 0º 30’07” East, for a distance of 352.72 feet to a point at the Waters Edge in the Back Bay of Biloxi; thence run along said Waters Edge, the following bearings and distances, to wit; North 65º 01’07” East, 106.37 feet; North 14º 59’07” West, 79.83 feet; North 11º19’27” West, 27.44 feet; North 81º26’23” East, 94.03 feet; South 08º11’59” East, 22.25 feet; North 81º54’06” East, 49.27 feet; North 09º13’15” West, 7.92 feet; North 75º11’01” East, 39.18 feet; South 07º16’10” East, 25.28 feet; South 0º47’05” East, 18.55 feet; South 65º11’04” East, 89.88 feet; South 02º39’47” West, 9.06 feet; South 59º34’39” East, 35.62 feet South 89º00’25” East, 54.89 feet; thence run South 0º30’07” West, for a distance of 283.54 feet to a point on the North margin of Bay View Avenue; thence run South 73º28”00” West, along said North margin, for a distance of 440.97 feet to the POINT OF BEGINNING, containing 163,937 Square Feet, or 3.76 Acres, approximately.

LEGAL DESCRIPTION — PARCEL “B” — (Tidelands)

COMMENCE at a point on the North margin of Bay View Avenue, said point being at the intersection of said North margin with the extension of the East margin of Main Street; thence run North 0º30’07” East, for a distance of 352.72 feet to a point on the waters edge in the Back Bay of Biloxi, and the POINT OF BEGINNING; thence continue North 0º30’07” East, for a distance of 627.28 feet to a point; thence run South 89º29’53” East, for a distance of 421.62 feet to a point; thence run South 0º30’07” West, for a distance of 567.28 feet to a point on the waters edge in the Back Bay of Biloxi, thence run along the waters edge, the following bearings and distances, to wit; North 89º00’25” West, 54.89 feet, North 59º34’39” West, 35.62 feet; North 02º39’47” East, 9.06 feet; North 65º11’04” West, 89.88 feet; North 0º47’05” West, 18.55 feet; North 07º16’10” West, 25.28 feet; South 75º11’01” West, 39.18 feet, South 09º13’15” East, 7.92 feet; South 81º54’06” West, 49.27 feet; North 08º11’59” West, 22.25 feet; South 81º26’23” West, 94.03 feet; South 11º19’27” East, 27.44 feet; South 14º59’07” East, 79.83 feet and South 65º01’07” West, for a distance of 106.37 feet to the POINT OF BEGINNING, containing 222,022 Square Feet, or 5.10 Acres, approximately.

LEGAL DESCRIPTION  — PARCEL  “C”

For the POINT OF BEGINNING, commence at the point of intersection of the South margin of Bay View Avenue with the West margin of Davis Street, said point being further described as the Northeast corner of Lot 2, Block 3, Gorenflo’s Addition to the City of Biloxi, Harrison County, Mississippi, as shown on the official map or plat thereof on file and of record in Plat Book 6, Page 16 of the Record of Plats of Harrison County, Mississippi; from said POINT OF BEGINNING, thence run South 0º24’45”, West, for a distance of 184.84 feet to a point; thence run South 44º43’26” East, for a

Exhibit “A” - page 2

distance of 47.89 feet to a point; thence run South 89º51’38” East, for a distance of 6.05 feet to a point on the East margin of Davis Street; thence run Northeasterly along a curve to the left, said curve having a central angle of 78º44’12” and a radius of 50.0 feet; thence run along the arc of said curve, for a distance of 68.71 feet to a point which bears North 51º02’40” East, 63.43 feet from the previously described point; thence run South 89º51’38” East for a distance of 80.66 feet to a point; thence run South 0º20’38” West, for a distance of 150.63 feet to a point; thence run South 03º12’31” East, for a distance of  67.25 feet to a point; thence run South 02º10’03” West, for a distance of 63.79 feet to a point; thence run  South 01º22’27” West, for a distance of  193.13 feet to a  point;  thence run South 89º35’13” West, for a distance of 128.95 feet to a point on the East Margin of Davis Street; thence along a curve to the left, said curve having a central angle of 180º00’ and a radius of 50.0 feet; thence run along the arc of said curve for a distance of 157.08 feet to a point on the East margin of Davis Street; thence run South 89º 35’13” West, for a distance of 11.21 feet to a point; thence run South 45º00’00” West, for a distance of 41.00 feet to a point; thence run South 0º24’45” West, for a distance of 71.22 feet to a point; thence run south 89º35’13” West, for a distance of 127.46 feet to a point; thence run North 1º01’17” West, for a distance of 290.54 feet to a point; thence run South 88º50’07” West, for a distance of 122.30 feet to a point on the East margin of Main Street; thence run North 0º50’06” East, along said East margin, for a distance of 60.38 feet to a point; thence run South 89º48’31” East, for a distance of 75.51 feet to a point; thence run North 0º04’33” East, for a distance of 254.95 feet to a point on the South margin of Bay View Avenue; thence run North 73º28’00” East, along said South margin, for a distance of 185.49 feet to the POINT OF BEGINNING, containing 180.763 Square Feet, or 4.15 acres approximately.

LEGAL DESCRIPTION — PARCEL “D”

For the POINT OF BEGINNING, commence at a point on the West margin of Davis Street; said point being the Northeast corner of Lot 12, Block 3, Gorenflo’s Addition to the City of Biloxi, Harrison County, Mississippi, as shown on the official map or plat thereof on file and of record in Plat Book 6, Page 16 of the record of Plats or Harrison County, Mississippi; thence run South 0º24’45” West, along said West margin, for a distance of 13.11 feet to a point; thence run South 89º57’37” West, for a distance of 127.35 feet to a point; thence run North 0º 01’17” West, for a distance of 12.28 feet to a point; thence run North 89º35’13” East, for a distance of 127.46 feet to the POINT OF BEGINNING, containing 1617 Square Feet, or 0.04 Acre approximately.

Parcel E

A parcel situated in Fractional Section 28, Township 7 South, Range 9 West, City of Biloxi, Second Judicial District of Harrison County, Mississippi, better described as follows:

Commencing at a point on the North margin of Bay View Avenue, said point being the intersection of said North margin with the extension of the East margin of Main Street, thence N 00º49’27” W 353.72 feet to the Point of Beginning, thence continue N 00º49’27” W 100.28 feet, thence N 89º10’37” E 80.92 feet, thence S 16º18’38” E 56.58

Exhibit “A” - page 3

feet, thence S 63º41’36” W 106.37 feet to the Point of Beginning.  Said parcel contains 7020 square feet or 0.16 acres.

Parcel F

A parcel situated in Fractional Section 28, Township 7 South, Range 9 West, City of Biloxi, Second Judicial District of Harrison County, Mississippi, better described as follows:

Commencing at a point on the North margin of Bay view Avenue, said point being the intersection of said North margin with the extension of the East margin of Main Street, thence N 00º49’27” W 453.00 feet, thence N 89º10’37” E 307.47 feet to the Point of Beginning, thence continue N 89º10’37” E 114.15 feet, thence S 00º49’27” E 40.28 feet, thence S 89º40’04” W 54.89 feet, then N 60º54’10” W 35.62 feet thence N 01º20’16” E 9.06 feet, thence N 66º30’35” W 31.56 feet to the Point of Beginning.  Said parcel contains 3333 square feed of 0.08 acres.

Exhibit “A” - page 4

EXHIBIT “A-1”

PLAN OF THE WATERFRONT AREA

[map of waterfront area attached]

EXHIBIT “B”

INITIAL ACQUISITION PROPERTY

The Initial Acquisition Property is outlined in Red on Exhibit “A-1” and shall be more specifically described in the survey thereof being obtained by Landlord, with the legal description thereof being appended to this Lease by an amendment hereto once the survey is completed.

Exhibit “B”

EXHIBIT “C”

PERMITTED EXCEPTIONS

ITEM 1.                  Any prior reservation or conveyance, together with release of damages, of minerals of every kind and character including, but not limited to oil, gas, sand and gravel in, on and under subject property.

ITEM 2.                  Easements or other uses of subject property not visible from the surface, or easements or claims of easements, not shown by the public records.

ITEM 3.                  Subject o riparian and/or littoral rights and title to that portion of the captioned property which lies beneath the ordinary high water mark as established as the date the State of Mississippi was admitted to the Union, subject to any changes that may have occurred, all of which shall be and remain the property of Tenant pursuant to any applicable Tidelands Lease..

ITEM 4                   Subject to the Conditional Use Plat recorded in Plat Book 13 at page 39 and 39A on file and of record in the Office of the Chancery Clerk of Harrison County, Second Judicial District, Mississippi.

ITEM 5                   Subject to the terms and conditions of this lease.

ITEM 6                   Until such time as anticipated tidelands lease with State of Mississippi is executed and made part of this policy by endorsement, approved by the Company, the liability of this policy is limited to the value of said insured leasehold interest as set forth on Schedule A of policy.

ITEM 7                   Subject to the rights of the United States of America to protect, regulate and improve navigation in the Gulf of Mexico and the Back Bay of Biloxi and, in connection therewith, to establish harbor lines to regulate the construction of piers, wharves, bulkheads or other works and the making of deposits therein.

Exhibit “C”

EXHIBIT D

EXISTING LEASES

Lease	Date of Lease	Commencement Date	Initial Term	Renewal Term	Description of Property
Gollott and Mississippi-I Gaming, L.P.	September 22, 1994	September 24, 1994	10 years from the Commencement Date	One additional term of 10 years. Such option shall be automatically exercised unless Lessee gives written notice to Lessor at least 180 days prior to expiration of Initial Term	Block 2, Lot 2, William Gorenflo Addition in the City of Biloxi, Second Judicial District of Harrison County, Mississippi
Cvitanovich and Mississippi-I Gaming, LP	March 3, 1994	March 3, 1994	99 years from the Commencement Date

Month-to Month Tenancy

At the expiration of the Initial Term with Lessor’s consent, such holding over shall be deemed to have created a month-to-month tenancy, and subject to all the terms, covenants, conditions and agreements set forth in the Lease at the monthly rental last in effect

Three parcels situated along Bay View Avenue and Main Street, City of Biloxi, Second Judicial District of Harrison County, Mississippi

Exhibit “D”

EXHIBIT “E”

Prepared by and, when recorded, return to:

The Law Offices of Michael F. Cavanaugh
998 Howard Avenue
Biloxi, MS 39530

MEMORANDUM OF LEASE

This Memorandum of Lease  is made as of the 23rd day of March, 2007, by and among Skrmetta MS, LLC, a Mississippi limited liability company (“Landlord”) , and BTN, Inc.,  a Mississippi corporation (“Tenant”).

A.                                   Raphael Skrmetta, an individual (Skrmetta”) and Mississippi-I Gaming, L.P., a Mississippi limited partnership (“Former Tenant”) entered into a certain Ground Lease dated October 19, 1993, as amended on October 19, 1993, November 2, 1993 and June 12, 2000 (collectively, the “Prior Lease”), pursuant to which Skrmetta leased to Prior Tenant and Prior Tenant leased from Skrmetta certain real property commonly known as 676 Bayview Avenue, Biloxi, Harrison County, Mississippi, and more particularly described on Exhibit “A” attached to the Prior Lease.

B.                                     A Memorandum of Lease dated October 19, 1993, by and among Skrmetta and Prior Tenant was executed and recorded in Book 262 at Page 210, and re-recorded in Book 262 at Page 359, of the Records in the Office of the Chancery Clerk of Harrison County, Second Judicial District, Mississippi, (the “Records”) a Memorandum of Second Amendment to Ground Lease dated November 2, 1993 by and among Skrmetta and Prior Tenant was executed and recorded in Book 263 at Page 83 of the Records, and a Memorandum of Third Amendment to Ground Lease dated June 12, 2000 by and among Skrmetta and Prior Tenant was executed and recorded in Book 357, Page 309 of the Records (collectively, the “Memoranda of Prior Lease”).

C.                                     Prior Tenant assigned all of its right, title and interest in and to the Prior Lease and the Premises to Tenant on or about August, 2000.

D.                                    Prior to the date hereof, Skrmetta transferred one-half of his right, title and interest in and to the Premises to Alfreda D. Skrmetta, and then, for himself and as curator for Alfreda D. Skrmetta, immediately conveyed all of the right, title and interest in and to the Premises to Landlord.

Exhibit “E” - page 1

E.                                      Tenant has granted its written consent for the assignment of the Amended Lease and transfer of premises owned by Skrmetta unto the Landlord pursuant to the terms of the prior lease.

F.                                      Landlord and Tenant have amended and restated the Prior Lease and desire to Amend and Restate the Memoranda of Prior Lease as stated herein.

Now, therefore, for and in consideration of the Premises and the Lease (as defined below) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, Landlord and Tenant agree as follows:

1.             The Memoranda of Prior Lease are hereby superseded in its entirety by this Memorandum of Lease.

2.             Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, that certain real property commonly known as 676 Bayview Avenue, Biloxi, Harrison County,  Mississippi, and more particularly described on Exhibit “A” attached hereto and made a part hereof, together with (i) all buildings, structures and improvements existing on such real property as of October 19, 1993, and (ii) all easements, licenses, rights and privileges appurtenant thereto (including, without limitation, all right, title and interest of Landlord in, under and to the land lying in the streets and roads abutting such real property to the central lines thereof)  (all of which is referred to collectively herein as the “Premises”), on the terms and conditions of that certain Amended and Restated Ground Lease (the “Amended Lease”) dated the date hereof by Landlord and Tenant regarding the Premises.

3.             Pursuant to the Amended Lease, Tenant shall convey unto Landlord certain property more particularly described in Exhibit “B” attached hereto under the terms and conditions described in the Amended Lease, and, after completion of such conveyance, such property described on Exhibit “B” in conjunction with the property described in Exhibit “A” shall be collectively described as the “Premises” under the Amended Lease.

4.             Tenant shall be entitled to use and possess the Premises for eighty-six (86) years commencing on the Commencement Date (as defined in the Lease) and ending at midnight on the eighty-sixth (86th) anniversary of the Commencement Date.

5.             Tenant shall also be entitled to terminate the Amended Lease prior to the expiration of the Amended Lease term on the terms and conditions proved in the Amended Lease.

6.             Landlord hereby grants to Tenant both an option and a continuing right of first refusal to purchase any or all right, title and interest of Landlord in, under and to the Premises and the Amended Lease on the terms and conditions provided in the Lease.

7.             All capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Amended Lease.  The purpose of this Memorandum is to give

Exhibit “E” - page 2

public notice of the existence of the Amended Lease.  In the event, however, of any inconsistency between this Memorandum and the terms and conditions of the Amended Lease, the Amended Lease shall prevail

[continued on next page]

Exhibit “E” - page 3

IN WITNESS WHEREOF, the parties have executed this Memorandum of Lease, by their duly-authorized representatives, as of the day and year first above written.

LANDLORD:

SKRMETTA MS, LLC, a Mississippi limited liability company

By:	/s/ Raphael Skrmetta
RAPHAEL SKRMETTA, Manager

TENANT:

BTN, INC.,
a Mississippi corporation

By:	/s/ Robert S. Ippolito
Name:	Robert S. Ippolito
Title:	Sec/Treas

Exhibit “E” - page 4

STATE OF MISSISSIPPI
COUNTY OF HARRISON

Personally appeared before me, the undersigned authority in and for the aforesaid County and State, the within named RAPHAEL SKRMETTA, who acknowledged that he signed and delivered the foregoing Memorandum of Lease, as Manager of Skrmetta MS, LLC, on the day and year therein mentioned, of his own free will and voluntary act.

Given under my hand and seal of office, this the 23rd day of March, 2007.

/s/ Jane Tramuta
NOTARY PUBLIC

My commission Expires
9-28-08
[Notarial Seal]

Exhibit “E” - page 5